UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HILLENBRAND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HILLENBRAND, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held February 11, 2009
The annual meeting of the shareholders of Hillenbrand, Inc. (the “Company”) will be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, on Wednesday, February 11, 2009, at 10:00 a.m. Eastern Standard Time, for the following purposes:
(1)	to elect three members to the Board of Directors;

(2)	to approve the Hillenbrand, Inc. Short-Term Incentive Compensation Plan for Key Executives;

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

(4)	to transact such other business as may properly come before the meeting and any adjournment of the meeting.

By Order of the Board of Directors

John R. Zerkle Secretary
January 9, 2009

HILLENBRAND, INC.
PROXY STATEMENT
This proxy statement relates to the solicitation by the Board of Directors of Hillenbrand, Inc. (the “Company” or “Hillenbrand”), of proxies for use at the annual meeting of the Company’s shareholders to be held at the Company’s headquarters, One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 934-7500, on Wednesday, February 11, 2009, at 10:00 a.m., Eastern Standard Time, and at any adjournments of the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on February 11, 2009.
•	This proxy statement and our 2008 Annual Report to Shareholders are available on the Internet at www.hillenbrandinc.com.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
The following questions and answers will explain the purpose of this proxy statement and what you need to know in order to sign and return your proxy card (or, if you receive this proxy statement from a broker or other nominee, your voting instruction card). Throughout these questions and answers and the proxy statement, we sometimes refer to Hillenbrand and the Company in terms of “we,” “us,” or “our.”
Q:	Why did I receive this proxy statement?
A:	The Board of Directors of Hillenbrand is soliciting your proxy to vote at the 2009 Annual Meeting of the shareholders of Hillenbrand because you were a shareholder at the close of business on December 19, 2008, the record date, and are entitled to vote at the Annual Meeting. The record date was established by the Board of Directors as required by our By-laws and Indiana law.
This proxy statement, the Notice of Annual Meeting, and Hillenbrand’s 2008 Annual Report (the “Proxy Materials”), along with either a proxy card or a voting instruction card, are being mailed to shareholders beginning on or about January 9, 2009. The proxy statement contains the matters that must be set out in a proxy statement according to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?
A:	If your shares are registered directly in your name with Hillenbrand’s transfer agent, Computershare Investor Services, you are the “shareholder of record” with respect to those shares. The Proxy Materials and proxy card have been sent directly to you by Hillenbrand.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Materials have been forwarded to you by your broker, bank, or nominee, who is the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	How is our Company (“Hillenbrand, Inc.”) different from the former “Hillenbrand Industries, Inc.”?
A:	Prior to April 1, 2008, Hillenbrand, Inc. (then named “Batesville Holdings, Inc.”) was a wholly-owned subsidiary of Hillenbrand Industries, Inc. On April 1, 2008, Batesville Holdings, Inc. was spun off (the “Spin”) as a separate public company and renamed “Hillenbrand, Inc.” This is the company of which you are a shareholder and with respect to which these Proxy Materials relate. The former Hillenbrand Industries, Inc. was renamed Hill-Rom Holdings, Inc.
In this proxy statement, whenever we refer to “Hillenbrand” or the “Company,” we are referring to this new public company that is the subject of this proxy statement. In other places in this proxy statement, we use the term “Former Hillenbrand” to refer to the former parent company, Hillenbrand Industries, Inc., that is now named Hill-Rom Holdings, Inc.
Q:	What am I being asked to vote on?
A.	•	Election of three directors: William J. Cernugel, Eduardo R. Menascé, and Stuart A. Taylor, II;
•	Approval of the Hillenbrand, Inc. Short-Term Incentive Compensation Plan for Key Executives (the “STIC Plan”); and
•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.
The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the approval of the STIC Plan, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009.
Q:	What is the voting requirement to elect the directors and to approve each of the proposals?
A:	Under Indiana law, corporate directors are elected by a “plurality” of the votes cast for the election of directors. A plurality means, in this case, that the three nominees receiving the most votes in their favor at the Annual Meeting will be elected to the Board.
The proposals to approve the STIC Plan and to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm require the affirmative vote of a majority of the votes cast for or against approval. If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as withheld votes for directors and broker non-votes, will not be counted as votes cast on any matter to which they relate.

Q:	How many votes do I have?
A:	You are entitled to one vote for each share of Hillenbrand common stock that you hold as of the record date.
Q:	How do I vote?
A:	You may vote using any of the following methods:
•	Proxy card or voting instruction card. Be sure to complete, sign, and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the approval of the STIC Plan, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009.
•	By telephone or the Internet. The telephone and Internet voting procedures established by Hillenbrand for shareholders of record are explained in detail on your proxy card and are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded.
The availability of telephone and Internet voting for beneficial owners of shares will depend on the voting processes of your broker, bank, or nominee. Therefore, we recommend that you follow the voting instructions in the material you receive.
•	In person at the Annual Meeting. You may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares and want to attend the meeting and vote in person, you must obtain a legal proxy from your broker, bank, or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.
Q:	How will my shares be voted?
A:	For shareholders of record, all shares represented by the proxies mailed to shareholders will be voted at this meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted (1) in favor of the election of the Board of Directors’ nominees for three directors; (2) in favor of the approval of the STIC Plan; (3) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company; and (4) in the discretion of the proxy holders upon such other business as may properly come before the meeting.
For beneficial owners, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. If the broker, bank, or nominee has not received instructions from the beneficial owner, the broker, bank, or nominee generally has discretionary voting power for the election of directors, approval of the STIC Plan and the ratification of the appointment of the independent registered public accounting firm, or may elect not to vote the shares on one or more proposals (referred to as a “broker non-vote”).

Q:	What can I do if I change my mind after I vote my shares prior to the Annual Meeting?
A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
•	sending written notice of revocation to the Secretary of Hillenbrand;
•	submitting a revised proxy by telephone, Internet, or paper ballot after the date of the revoked proxy; or
•	attending the Annual Meeting and voting in person.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to a previous question.
Q:	Who will count the vote?
A:	Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate the votes and act as inspectors of election.
Q:	What constitutes a quorum at the Annual Meeting?
A:	As of the record date, 62,169,571 shares of Hillenbrand common stock were outstanding. A majority of the outstanding shares present or represented by proxy at the Annual Meeting constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then your shares will be considered part of the quorum.
Q:	Who can attend the Annual Meeting?
A:	All shareholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a shareholder of record, the ticket attached to the proxy card will admit you and one guest. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, One Batesville Boulevard, Batesville, Indiana 47006 or by faxing your request to (812) 931-5185. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank, or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	When are the shareholder proposals due for the 2010 Annual Meeting?
A:	In order for shareholder proposals or director nominees to be presented at the Company’s 2010 Annual Meeting of shareholders and to be considered for possible inclusion in the Company’s proxy statement and form of proxy relating to that meeting, such proposals or nominations must be submitted to and received by the Secretary of Hillenbrand, at its principal offices at One Batesville Boulevard, Batesville, Indiana 47006, not later than September 11, 2009.
In addition, with respect to proposals or nominations that will not be included in our proxy statement for the 2010 Annual Meeting, Hillenbrand’s Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder, or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, written notice thereof must be received by the Secretary of Hillenbrand at its principal offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than October 31, 2009 for the 2010 Annual Meeting of shareholders. This notice must also provide certain information set forth in the Amended and Restated Code of By-laws.
Q:	What happens if a nominee for director is unable to serve as a director?
A:	If any of the nominees becomes unavailable for election, which we do not expect to happen, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.
Q:	Can I view the shareholder list? If so, how?
A:	A complete list of the shareholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting.
Q:	Who pays for the proxy solicitation related to the Annual Meeting?
A:	We do. In addition to sending you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, email, or in person. You may also be solicited by means of press releases issued by Hillenbrand, postings on our web site, www.hillenbrandinc.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting your proxy. We have retained Broadridge Investor Communications Solutions, Inc. to assist us in soliciting proxies for an estimated fee of $24,700, plus reasonable out-of-pocket expenses. Broadridge will ask brokers, banks, and other custodians and nominees whether they hold shares for which other persons are beneficial owners. If so, we will supply them with additional copies of the Proxy Materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Proxy Materials to the beneficial owners of Hillenbrand common stock.

Q:	How can I obtain a copy of the Annual Report on Form 10-K?
A:	A copy of Hillenbrand’s 2008 Annual Report on Form 10-K may be obtained free of charge by writing or calling the Investor Relations Department of Hillenbrand at its main office at One Batesville Boulevard, Batesville, Indiana, 47006, telephone (812) 931-6000 and facsimile (812) 931-5184. The 2008 Annual Report on Form 10-K is also available at Hillenbrand’s web site, www.hillenbrandinc.com.
Q:	How can I obtain the Company’s corporate governance information?
A:	The documents listed below are available on the Internet at the Company’s home page which is www.hillenbrandinc.com. You may also go directly to www.hillenbrandinc.com/CorpGov_overview.htm for those documents, which are available in print to any shareholder who requests them:
•	Hillenbrand, Inc. Corporate Governance Standards

•	Hillenbrand, Inc. Committee Charters — Audit Committee, Nominating/Corporate Governance Committee, and Compensation and Management Development Committee

•	Position Descriptions for Chairperson of the Board, Vice Chairperson of the Board, Member of the Board of Directors, Committee Chairperson, and Committee Vice Chairperson

•	Hillenbrand, Inc. Code of Ethical Business Conduct

•	Restated and Amended Articles of Incorporation of Hillenbrand, Inc.

•	Amended and Restated Code of By-laws of Hillenbrand, Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
This section of the proxy statement introduces the members of our Board of Directors, including the three directors who have been nominated for election to an additional three-year term at the 2009 Annual Meeting.
Nominees
The Articles of Incorporation and the Code of By-laws of Hillenbrand provide that members of the Board of Directors are classified with respect to the terms that they serve by dividing them into three equal (or near-equal) classes. Directors in each class are elected to serve a three-year term or until their successors have been duly elected and shall have qualified.
The Board of Directors currently consists of nine members, with three directors in each of the three classes. The terms of the directors expire as follows:

Class	Term Expires at:

Class I	2009 Annual Meeting
Class II	2010 Annual Meeting
Class III	2011 Annual Meeting
The three directors in Class I, who are each nominated for election to the Board at the 2009 Annual Meeting to serve a three-year term ending at the 2012 Annual Meeting, and who each have agreed to serve as a director if elected, are William J. Cernugel, Eduardo R. Menascé, and Stuart A. Taylor, II.
The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of each of the three nominees.

Set forth below is relevant information about all of our directors, including the three nominees to be elected at the 2009 Annual Meeting of shareholders. The directors are listed alphabetically within each class.
Class I

Name, Age, and Year First
Elected as a Director	Other Information

William J. Cernugel Age — 66 Director since 2008	William J. Cernugel has served as a director of the Company since March 31, 2008. Mr. Cernugel was Senior Vice President and Chief Financial Officer of Alberto-Culver Company from May 2000 until his retirement in March 2007. Prior to that, he served in various other financial capacities for Alberto-Culver Company including Senior Vice President, Finance. Mr. Cernugel also serves on several not-for-profit boards. He is currently a board member and chairman of the Audit and Finance Committee of the Rehabilitation Institute of Chicago and a board member and a member of the Audit Committee of the Illinois CPA Society. Mr. Cernugel is also a board member and Secretary-Treasurer of Gottlieb Memorial Foundation and until June 2008 was a board member of Gottlieb Health Resources, Inc. and chairman of its Audit and Finance Committee. Mr. Cernugel is a Certified Public Accountant.

Eduardo R. Menascé Age — 63 Director since 2008	Eduardo R. Menascé has served as a director of the Company since February 8, 2008. Mr. Menascè also is a director of Former Hillenbrand, having served on that board since 2004. He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc., New York City, New York. Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he was the Chairman, President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000. Mr. Menascé has also held senior positions at CANTV in Venezuela and Wagner Lockheed and Alcatel in Brazil, and from 1981 to 1992 served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France. He earned a Bachelor’s degree in Industrial Engineering from Universidad Pontificia Catolica de Rio de Janeiro and a Master’s degree in Business Administration from Columbia University. Mr. Menascé currently serves on the boards of directors of Pitney Bowes Inc., a global provider of integrated mail and document management solutions, John Wiley & Sons, Inc., a developer, publisher and seller of products in print and electronic media for educational, professional, scientific, technical, medical, and consumer markets, and KeyCorp, one of the nation’s leading bank-based financial service companies.

Stuart A. Taylor, II Age — 48 Director since 2008	Stuart A. Taylor, II has served as a director of the Company since September 26, 2008. Mr. Taylor is the Chief Executive Officer of The Taylor Group LLC in Chicago, a private equity firm focused on creating and acquiring businesses in partnership with women and minority entrepreneurs. He has previously held positions as Senior Managing Director at Bear, Stearns & Co. Inc., and Managing Director and head of CIBC World Market’s Global Automotive Group and Capital Goods Group. He also served as Managing Director of the Automotive Industry Group at Bankers Trust following a 10 year position at Morgan Stanley & Co. Incorporated in Corporate Finance. Mr. Taylor has been a member of the board of directors for Ball Corporation since 1999, where he currently serves as Chairman of the Human Resources Committee.

Class II

Name, Age, and Year First
Elected as a Director	Other Information

Mark C. DeLuzio Age — 52 Director since 2008	Mark C. DeLuzio has served as a director of the Company since March 31, 2008. He is President and Chief Executive Officer of Lean Horizons Consulting, LLC, a global management consulting business which he founded in 2001. Prior to founding Lean Horizons, he served as Vice President, Danaher Business Systems for Danaher Corporation. Mr. DeLuzio serves as an advisory board member for Central Connecticut State University’s School of Engineering and Technology and the School of Business.

James A. Henderson Age — 74 Director since 2008	James A. Henderson has served as a director of the Company since March 31, 2008. Mr. Henderson was Chairman of the Board and Chief Executive Officer of Cummins Inc. prior to his retirement in December 1999. Mr. Henderson is a director of Nanophase Technologies Corporation. Mr. Henderson also currently serves as Chairman of The Culver Educational Foundation Board of Trustees and was a member of the Princeton University Board of Trustees and served as Chairman of the Executive Committee for the university. He has previously served as a director of AT&T Inc., International Paper Company, Rohm and Haas Company and Ryerson, Inc.

Ray J. Hillenbrand Age — 74 Director since 2008	Ray J. Hillenbrand has been Chairperson of the Board of the Company since February 8, 2008. He previously served as a director of Former Hillenbrand from 1970 until March 31, 2008. He served as Former Hillenbrand’s Chairman of the Board from January 17, 2001 until March 31, 2006. He is engaged in the management of personal and family investments. Mr. Hillenbrand was employed by and active for 19 years in the management of Former Hillenbrand prior to his resignation as Senior Vice President and member of the Office of the President in 1977. Mr. Hillenbrand is President of Dakota Charitable Foundation and serves as a member of the Board of Trustees of The Catholic University of America, Washington, D.C. Mr. Hillenbrand is a cousin of both W August Hillenbrand and Thomas H. Johnson.

Class III

Name, Age, and Year First
Elected as a Director	Other Information

Kenneth A. Camp Age — 63 Director since 2008	Kenneth A. Camp has served as a director and as President and Chief Executive Officer of the Company since February 8, 2008. Mr. Camp previously served as President of Batesville Casket Company, Inc. (“Batesville”) from May 1, 2001 until June 16, 2008. He continues to serve as Chairman and Chief Executive Officer of Batesville. Mr. Camp previously held various positions with Former Hillenbrand since October 8, 2001. He served as Senior Vice President of Former Hillenbrand from October 1, 2006 until his resignation from Former Hillenbrand on March 31, 2008. He also has held various positions at Batesville including Vice President/General Manager of Operations from 1995 to 2000; Vice President, Sales and Service; Vice President, Marketing; and Vice President, Strategic Planning. Mr. Camp also serves on the boards of the Manufacturers Alliance/MAPI and the Funeral Service Foundation.

W August Hillenbrand Age — 68 Director since 2008	W August Hillenbrand has served as a director of the Company since February 8, 2008. Mr. Hillenbrand also is a director of Former Hillenbrand, having served on that board since 1972. He served as Former Hillenbrand’s Chief Executive Officer from 1989 until 2000 and as President from 1981 until 1999. Prior to his retirement in December 2000, Former Hillenbrand had employed Mr. Hillenbrand throughout his business career. Mr. Hillenbrand is a board member of the Ocean Reef Medical Center and of the Ocean Reef Medical Center Foundation. Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership. Mr. Hillenbrand is a cousin of Ray J. Hillenbrand.

Thomas H. Johnson Age — 58 Director since 2008	Thomas H. Johnson has served as a director of the Company since March 31, 2008. Mr. Johnson founded and currently serves as Chairman of Johnson Consulting Group, a consulting firm focused on the death care industry. Prior to founding Johnson Consulting, he founded and served as Chairman of Prime Succession. Before Prime Succession, he served in a variety of other capacities in the death care profession including as an executive of Batesville. Mr. Johnson is the sole owner of Johnson Investment Group, LLC, which company owns and operates two funeral homes in the Phoenix, Arizona vicinity. Mr. Johnson is also a 25% owner, and the managing member, of Fire and Stone Group, LLC which company owns and operates a funeral home in Batesville, Indiana. Mr. Johnson currently serves on the boards of Funeral Service Foundation and Great Western Life Insurance. Mr. Johnson is a cousin of Ray J. Hillenbrand.

THE BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors is charged with overseeing the operations of the Company. Over the next several pages, we describe the overall responsibilities of the Board of Directors and its committees. These pages provide detailed information about the role of the Board of Directors, our Corporate Governance documents, and how you can communicate with the Board or with individual directors.
Board’s Responsibilities
The Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. The Board acts as an advisor and counselor to senior management and oversees and monitors management’s performance. The following sections describe the Board’s role in more detail and the functioning of the different committees created by the Board.
Meetings of the Board and Committees
The Board agenda setting process generally involves the Chairperson of the Board, Vice Chairperson of the Board, Chief Executive Officer, and Secretary, who develop a proposed agenda for Board meetings. Proposed agenda items that fall within the scope of responsibilities of a Board committee are initially developed by the chairperson of that committee with management assistance. Board and committee materials related to agenda items are provided to Board members sufficiently in advance of meetings (typically one week) to allow the directors to prepare for discussion of the items at the meetings.
At the invitation of the Board and its committees, members of senior management attend Board and committee meetings or portions thereof for the purpose of participating in discussions. Generally, discussions of matters to be considered by the Board and its committees are facilitated by the manager responsible for that function or area of the Company’s operations. In addition, Board members have free access to all other members of management and employees of the Company. As necessary and appropriate in their discretion, the Board and its committees consult with independent legal, financial, human resource, and accounting advisors to assist in their duties to the Company and its shareholders.
The chairpersons of the committees of the Board each preside over the portion of the Board meetings at which the principal items to be considered are within the scope of the authority of their respective committees. The chairperson of each committee, working with management, determines the frequency, length, and agenda of meetings of that committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of meetings (typically one week) to allow the members to prepare for discussion of the items at the meeting.
Executive sessions or meetings of outside directors without management present are held regularly after Board and committee meetings. The Chairperson of the Board generally presides at executive sessions of non-management directors, except that the chairpersons of the committees of the Board preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.

How You Can Communicate with Directors
To provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Company has implemented the following procedures for communications to directors:
•	Shareholders of the Company and other interested persons may communicate with the Chairperson of the Board, the chairpersons of the Company’s Nominating/Corporate Governance Committee, Audit Committee, or Compensation and Management Development Committee, or the non-management directors of the Company as a group, by sending an email to investors@hillenbrandinc.com. The email should specify which of the foregoing is the intended recipient.
•	All communications received in accordance with these procedures will be reviewed initially by the Company’s Investor Relations Department and the General Counsel. The Investor Relations Department will relay all such communications to the appropriate director or directors unless the Investor Relations Department and the General Counsel determine that the communication:
•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.
•	The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.
•	The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.
•	The Nominating/Corporate Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.
Attendance at Annual Meetings
The upcoming Annual Meeting will be the first annual meeting of the Company’s shareholders. The Company’s directors generally are expected to attend the annual meetings. The Chairperson of the Board generally will preside at the annual meetings of shareholders, and the Board of Directors will hold one of its regular meetings in conjunction with the annual meetings of shareholders.

Other Corporate Governance Matters
Both the Board of Directors and management of the Company firmly embrace good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. The composition of the Board was formed with an emphasis on independence and the mix of characteristics, experiences, and diverse perspectives and skills most appropriate for the Company. On February 8, 2008, the Board established position specifications, including performance criteria, for itself, the Chairperson of the Board, the Vice Chairperson of the Board, and the Chief Executive Officer of the Company.
The Board of Directors of the Company has taken additional measures to ensure continued high standards for corporate governance. Specifically, the Board has taken the following actions, among others:
•	The Board approved Corporate Governance Standards for the Board of Directors in February 2008. Among other matters, these Standards:
•	confirm that the Board of Directors has established standing committees made up of independent directors, each with a charter approved by the Board, to address certain key areas. These committees are the Audit Committee, Compensation and Management Development Committee, and Nominating/Corporate Governance Committee;
•	provide that at least a majority of the directors of the Company shall be independent;
•	provide for an annual assessment by the Nominating/Corporate Governance Committee of the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, including a review of the mix of skills, core competencies, and qualifications of members of the Board;
•	provide that the non-management directors shall conduct executive sessions without participation by any employees of the Company at each regularly scheduled meeting of the Board;
•	provide that no more than half of the members of the Board may be over seventy years of age; and
•	provide that all proposed related party transactions between the Company or any of its subsidiaries and any director or executive officer of the Company must be reviewed and approved by the Nominating/Corporate Governance Committee in advance.
•	The Board determined the independence of each of the Company’s directors based on the standards set forth in the Corporate Governance Standards described above and elected only independent directors as members of the Audit Committee, Nominating/Corporate Governance Committee, and Compensation and Management Development Committee. See “Determinations with Respect to Independence of Directors” below.

•	The Board adopted a Code of Ethical Business Conduct covering, among other matters, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of the Company’s assets, fair dealing, compliance with laws, including insider trading laws, accuracy and reliability of the Company’s books and records, and reporting of illegal or unethical behavior. This Code applies to all directors, officers, and other employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. The Board periodically reviews and makes changes to the Code based on recommendations made by the Audit Committee of the Board. The Company’s Code of Ethical Business Conduct constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K.
•	All employees, including the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to participate in ethics training and abide by the Code of Ethical Business Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. All members of the Board of Directors and all officers of the Company and its subsidiaries have read and certified their compliance with the Code without exception.
•	Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethical Business Conduct. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place and has effectively and independently addressed concerns raised by employees and others.
•	Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest.
•	The Company’s outside independent registered public accounting firm may not perform any prohibited non-audit services under the Sarbanes-Oxley Act of 2002 and the related SEC rules. In addition, the Audit Committee requires that all services from the outside independent registered public accounting firm be pre-approved by the Audit Committee.
•	As part of directors’ education, which includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations, Audit Committee sponsored financial literacy and legal and regulatory compliance training, and participation in Company and industry trade events, each Director is expected to attend an outside governance or director related seminar at least once every three years.
Consistent with the Company’s commitment to sound corporate governance, the Board and management believe that the foregoing measures, and others that have been taken, place the Company in compliance with listing requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and related rules of the SEC. Copies of the Company’s Corporate Governance Standards, Code of Ethical Business Conduct, and Board committee charters are filed or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, and are available on the Company’s web site at www.hillenbrandinc.com or in print to any shareholder who requests copies through the Company’s Investor Relations office at its main office at One Batesville Boulevard, Batesville, Indiana, 47006, telephone (812) 931-6000 and facsimile (812) 931-5184. Also available on the Company’s web site are position specifications adopted by the Board for the positions of Chairperson of the Board of Directors, Vice Chairperson of the Board of Directors, Chairperson and Vice Chairperson of each of the committees of the Board of Directors, and other members of the Board of Directors.

Determinations with Respect to Independence of Directors
As noted above, the Corporate Governance Standards adopted by the Board of Directors require the Board of Directors to make an annual determination regarding the independence of each of the Company’s directors and provide standards for making these determinations which are consistent with the listing standards of the New York Stock Exchange. The Board made these determinations for each member of the Board on December 19, 2008, based on an annual evaluation performed by and recommendations made by the Nominating/Corporate Governance Committee.
As set forth in the Company’s Corporate Governance Standards, a director will be independent only if the Board of Directors determines, based on a consideration of all relevant facts and circumstances, that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In assessing the materiality of a director’s relationship with the Company and each director’s independence, the Board must consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In assessing a director’s independence, the Board must also consider the director’s ownership, or affiliation with the owner, of less than a controlling amount of voting securities of the Company. The Board cannot conclude that a director is independent in the following circumstances:
•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member[1] of the director is, or has been within the last three years, an executive officer of the Company. Employment as an interim CEO or other interim executive officer shall not disqualify a director from being considered independent following that employment.
•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim CEO or other interim executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

[1]	As used in our Corporate Governance Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s or a subsidiary’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.
•	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executives at the same time serves or served on that company’s compensation committee.
•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Board need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this provision, but the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. In addition, the Board must consider the materiality of any such relationship in making its determination of independence.
•	The director owns, or is affiliated with the owner of, a controlling amount of voting stock of the Company.
To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence, and the General Counsel and Secretary of the Company conducted follow-up interviews with certain directors. On the basis of these materials and the standards described above, the Board determined that each of William J. Cernugel, Mark C. DeLuzio, James A. Henderson, Ray J. Hillenbrand, Thomas H. Johnson, Eduardo R. Menascé, and Stuart A. Taylor, II is independent.
On the basis of the standards described above and the materials submitted by the directors, the Board determined that W August Hillenbrand does not meet the standards for director independence because of an agreement he made with Former Hillenbrand which has been assumed by us in connection with the Spin (see footnote 6 to the table entitled “Director Compensation for the Fiscal Year Ended September 30, 2008,” under the heading “Compensation of Directors” below). The Board has also determined that Kenneth A. Camp does not meet the director independence standards because of his current service as President and Chief Executive Officer of the Company. Accordingly, neither of these non-independent directors serves on the Audit, Compensation and Management Development, or Nominating/Corporate Governance Committees of the Board of Directors.

Committees of the Board of Directors
It is the general policy of the Company that all significant decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these committees are the Compensation and Management Development Committee, Audit Committee, and Nominating/Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee recommends the members and chairpersons of these committees to the Board. The Audit Committee, Compensation and Management Development Committee, and Nominating/Corporate Governance Committee are made up of only independent directors. The current charter for each of the Board’s standing committees is available on the Company’s web site at www.hillenbrandinc.com and is available in print to any shareholder who requests it through the Company’s Investor Relations office.
In furtherance of its policy of having significant decisions made by the Board as a whole, the Company has an orientation and continuing education process for Board members that includes extensive materials, meetings with key management, visits to Company facilities, and Company and industry events. Moreover, as part of directors’ education, which includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations, Audit Committee sponsored financial literacy and legal and regulatory compliance training, and participation in Company and industry trade events, each director is expected to attend an outside governance or director related seminar at least once every three years.
Audit Committee. The Audit Committee has general oversight responsibilities with respect to the Company’s financial reporting and financial controls. It annually reviews the Company’s financial reporting process, its system of internal controls regarding accounting, legal, and regulatory compliance and ethics that management or the Board has established, and the internal and external audit processes of the Company. The Audit Committee consists of Eduardo R. Menascé (Chairperson), William J. Cernugel, and Thomas H. Johnson. During the fiscal year ended September 30, 2008, the Audit Committee held five meetings. Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and New York Stock Exchange listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter. The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K of the SEC.
Compensation and Management Development Committee. The Compensation and Management Development Committee (the “Compensation Committee”) assists the Board in ensuring that the officers and key management of the Company are effectively compensated in terms of salaries, supplemental compensation, and other benefits that are internally equitable and externally competitive. The Compensation Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of the Company. For fiscal 2008, the Compensation Committee consisted of James A. Henderson (Chairperson), Mark C. DeLuzio, and Ray J. Hillenbrand. Stuart A. Taylor, II was appointed to the Compensation Committee effective December 18, 2008. During the fiscal year ended September 30, 2008, the Compensation Committee held four meetings. Each member of the Compensation Committee is independent as defined by the New York Stock Exchange listing standards.

Nominating/Corporate Governance Committee. For fiscal 2008, the Nominating/Corporate Governance Committee consisted of all the independent directors of the Company, namely Ray J. Hillenbrand (Chairperson), William J. Cernugel, Mark C. DeLuzio, James A. Henderson, Thomas H. Johnson, and Eduardo R. Menascé. Stuart A. Taylor, II was appointed to the Nominating/Corporate Governance Committee effective December 18, 2008. The Nominating/Corporate Governance Committee held two meetings during the fiscal year ended September 30, 2008. Each member of the Nominating/Corporate Governance Committee is independent as defined by the New York Stock Exchange listing standards.
The charter for the Nominating/Corporate Governance Committee provides that the primary function of this Committee is to assist the Board of Directors in ensuring that the Company is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with New York Stock Exchange and other regulations, and identifying candidates for the Board of Directors. The charter provides that this Committee must consist of at least three members of the Board of Directors, all of whom must be independent.
The Board of Directors has adopted position specifications applicable to members of the Board of Directors, and nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee must meet the qualifications set forth in these position specifications. The specifications provide that a candidate for director should not ever have (i) been the subject of an SEC enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor, (ii) had any license suspended or revoked due to misconduct of any type, or (iii) violated any fiduciary duty to the Company or its Code of Ethical Business Conduct, and should exhibit the following characteristics:
•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;
•	Be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to the Company’s businesses or operations;
•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of the Company’s businesses and operations; and
•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.
The Nominating/Corporate Governance Committee reviews incumbent directors against the position specifications applicable to members of the Board of Directors and independence standards set forth in the New York Stock Exchange listing standards. Beginning in fiscal 2009, the Board as a whole, the Board committees, and the individual directors will be formally evaluated annually by the Nominating/Corporate Governance Committee, whose findings will be reviewed with the Board. The Nominating/Corporate Governance Committee will retain a nationally recognized consulting firm to assist it with the evaluation process.

The Nominating/Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates. Any such recommendations should be communicated to the Chairperson of the Nominating/Corporate Governance Committee in the manner described above in “How You Can Communicate with Directors” and should be accompanied by substantially the same types of information as are required under the Company’s Code of By-laws for shareholder nominees.
The Company’s Code of By-laws provides that nominations of persons for election to the Board of Directors of the Company may be made for any meeting of shareholders at which directors are to be elected by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company, and any nominee must satisfy the qualifications established by the Board of Directors of the Company from time to time as contained in the proxy statement of the Company for the immediately preceding annual meeting of shareholders or posted on the web site of the Company at www.hillenbrandinc.com. To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which the Company first makes public disclosure of the meeting date), and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date. The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of the Company if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of the Company.
Certain Relationships and Related Person Transactions
The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee in advance. The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including, if applicable, but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

During 2000, W August Hillenbrand, a director of the Company, entered into an agreement with Former Hillenbrand relating to Mr. Hillenbrand’s retirement as Chief Executive Officer of Former Hillenbrand on December 2, 2000. Under that agreement, Mr. Hillenbrand agreed to render consulting services to, and refrain from competing with, Former Hillenbrand, as well as Batesville Casket, through September 18, 2005. For those services, Mr. Hillenbrand received a consulting fee of $872,800 in the fiscal year ended September 30, 2005. Also under the agreement, Mr. Hillenbrand is entitled to receive a package of benefits from Former Hillenbrand for his lifetime, including payment of life and health insurance premiums which are grossed up for tax purposes, reimbursement of medical expenses not covered by insurance, an office, a secretary, reimbursement of miscellaneous expenses, supplemental pension fund benefit payments, and limited use of Former Hillenbrand’s corporate aircraft for personal purposes on the same basis as Former Hillenbrand’s Chief Executive Officer. During the fiscal years ended September 30, 2006, 2007, and 2008, these benefits aggregated approximately $816,745, $905,277, and $850,592, respectively. Additionally, during fiscal years 2006, 2007, and 2008, Former Hillenbrand paid $21,695, $25,770, and $18,772, respectively, for legal and security measures to address certain security threats to Mr. Hillenbrand and Former Hillenbrand. These arrangements between Former Hillenbrand and W August Hillenbrand were assigned to and assumed by the Company in connection with the Spin.
In 2003, Batesville Casket Company entered into a contract with Nambé Mills, Inc. pursuant to which Batesville Casket purchases urn products from Nambé Mills. Purchases during the fiscal years ended September 30, 2006, 2007, and 2008 were approximately $305,000, $217,847, and $272,528, respectively, and purchases during fiscal 2009 are projected to remain consistent with prior years. John A. Hillenbrand, II, a director of Former Hillenbrand until February 8, 2008, serves as Chairman Emeritus of Nambé Mills. Mr. Hillenbrand’s children own substantially all of the equity of Nambé Mills. John A. Hillenbrand, II is the brother of our Board Chairperson, Ray J. Hillenbrand. We believe these purchases were made, and will continue to be made, on terms similar to those Batesville Casket, one of our operating subsidiaries, could obtain from an unrelated third party for these products.
Thomas H. Johnson, a director of the Company, through various companies owned by him or in which he owns an interest, owns (a) 100% of the Menke Funeral Home in Sun City, Arizona, and the Whitney & Murphy Funeral Home in Scottsdale, Arizona, and (b) a 25% interest in the Weigel Funeral Home in Batesville, Indiana. Those funeral homes purchase products from the Company’s subsidiary, Batesville Casket Company, at market prices. In fiscal 2008 the total amount of purchases made from Batesville Casket by those three funeral homes was $356,122.
The Spin Transaction. Until the close of business on March 31, 2008, the Company was a wholly owned subsidiary of Hillenbrand Industries, Inc. (which we are referring to as Former Hillenbrand). After the close of business on March 31, 2008, Former Hillenbrand spun off the Company by making a tax free pro-rata distribution to its shareholders of 100% of the shares of common stock of the Company (which we are referring to as the Spin). Effective April 1, 2008, the Company began trading on the New York Stock Exchange (“NYSE”) under the symbol “HI” as an independent public company. Contemporaneously, Former Hillenbrand changed its name to Hill-Rom Holdings, Inc.

Significant Components of the Spin. In connection with the Spin, we executed the following transactions:
•	Former Hillenbrand transferred to us at March 31, 2008:
•	Investments in private equity limited partnerships and other company public stocks (carrying value of $27.9 million) and a note receivable from Forethought Financial Group, Inc. (carrying value of $124.6 million).

•	Auction rate securities (carrying value of $55.3 million plus interest receivable of $0.8 million).

•	Net unrealized gains on available for sale securities (net of taxes) of $3.3 million as a component of accumulated other comprehensive loss.

•	A joint ownership interest in the corporate conference center facilities (carrying value of $1.2 million) and the corporate aircraft (carrying value of $6.3 million), in addition to other fixed assets (carrying value of $0.6 million).

•	Various deferred tax assets and liabilities associated with the assets described above (net asset carrying value of $0.4 million), our share of prepaid income taxes (carrying value of $14.6 million), and income taxes payable to Former Hillenbrand generated by our operations through the date of separation (carrying value of $19.2 million).

•	Cash of $110.0 million and a $15.4 million receivable, which we collected from Former Hillenbrand in April 2008.
•	Former Hillenbrand distributed approximately 62.3 million shares of our common stock to holders of Former Hillenbrand common stock. Approximately 0.1 million additional shares of our common stock were issued in connection with certain Former Hillenbrand restricted stock units that vested in connection with the Spin. Additionally, certain stock-based awards previously issued in Former Hillenbrand common stock were converted into awards based in our common stock.
•	The Former Hillenbrand investment account of $283.3 million was reclassified to additional paid-in capital.
•	Subsequent to the Spin, we finalized the split of our pension plan obligations and certain income tax balances with Former Hillenbrand. These activities resulted in subsequent adjustments that increased additional paid-in capital by $1.0 million and reduced accumulated other comprehensive loss by an additional $0.2 million as of September 30, 2008.
Agreements with Former Hillenbrand. We entered into a Distribution Agreement as well as a number of other agreements with Former Hillenbrand to accomplish the separation of our business from Former Hillenbrand and the distribution of our common stock to Former Hillenbrand’s shareholders and to govern the relationship between us and Former Hillenbrand subsequent to the Spin. These agreements included:
•	Distribution Agreement

•	Judgment Sharing Agreement

•	Employee Matters Agreement

•	Tax Sharing Agreement

In addition, we and Former Hillenbrand entered into shared services and transition services agreements to outline certain services to be provided by each company to the other following the separation, as well as leases and subleases for locations that are being shared after the Spin. We also entered into agreements providing for the joint ownership by us and Former Hillenbrand of certain assets, including certain aircraft and corporate conference facilities used by both companies. We also entered into a limited, mutual right of first offer (or right of first refusal) agreement with Former Hillenbrand with respect to various real estate and improvements thereon owned by us or Former Hillenbrand in the Batesville, Indiana area.
Distribution Agreement. The Distribution Agreement sets forth the agreements between Former Hillenbrand and us with respect to the principal corporate transactions that were required to effect the Spin and the distribution of our shares to Former Hillenbrand shareholders, the allocation of certain corporate assets and liabilities, and other agreements governing the relationship between Former Hillenbrand and us.
The Distribution Agreement provides that we and our subsidiaries will release and discharge Former Hillenbrand and its subsidiaries from all liabilities to us and our subsidiaries of any sort, including liabilities in connection with the transactions contemplated by the Distribution Agreement, except as expressly set forth in the agreement. Conversely, Former Hillenbrand and its subsidiaries agreed to release and discharge us and our subsidiaries from all liabilities to Former Hillenbrand and its subsidiaries of any sort, including liabilities in connection with the transactions contemplated by the Distribution Agreement, except as expressly set forth in the agreement. The releases will not release any party from, among other matters, liabilities assumed by or allocated to the party pursuant to the Distribution Agreement or the other agreements entered into in connection with the Spin or from the indemnification and contribution obligations under the Distribution Agreement or such other agreements. In addition, the Distribution Agreement provides that both Former Hillenbrand and we will indemnify each other against certain liabilities related to our respective business operations. The Distribution Agreement also establishes procedures with respect to claims subject to indemnification and related matters.
In order to preserve the credit capacity of each of Former Hillenbrand and us to perform our respective obligations under the Judgment Sharing Agreement described below, the Distribution Agreement imposes certain restrictive covenants on Former Hillenbrand and us. Specifically, the Distribution Agreement provides that, until the occurrence of an Agreed Termination Event (as described below), we and our subsidiaries will not:
•	incur indebtedness to finance the payment of any extraordinary cash dividend on our outstanding capital stock or the repurchase of any outstanding shares of our capital stock (the parties have agreed that either of them can apply available cash to reduce indebtedness outstanding at the time of the Spin, or generated by our ongoing operations after the Spin, and subsequently incur a comparable amount of indebtedness for the purpose of paying an extraordinary cash dividend or repurchasing shares of capital stock, without contravening these prohibitions);
•	declare and pay regular quarterly cash dividends on our shares of common stock in excess of $0.1825 per share quarterly dividend (increased by amendment of the Distribution Agreement to $0.185 per share per quarter (see below);

•	make any acquisition outside our core area of business, defined to mean the manufacture or sale of funeral service products, or any of our existing business lines, or any other basic manufacturing or distribution business where it is reasonable to assume that our core competencies could add enterprise value;
•	incur indebtedness in excess of $100 million to finance any acquisition in our core area of business without the receipt of an opinion from a qualified investment banker that the transaction is fair to our shareholders from a financial point of view; or
•	incur indebtedness to make an acquisition in our core area of business that either (i) causes our ratio, calculated as provided in the Distribution Agreement, of Pro Forma Consolidated Total Debt to Consolidated EBITDA (each as defined in the Distribution Agreement) to exceed 1.8x or (ii) causes our credit rating by either Standard & Poor’s Ratings Services or Moody’s Investor Services to fall more than one category below its initial rating after giving effect to the Spin.
As used in the Distribution Agreement, an “Agreed Termination Event” means the first to occur of (i) the full and complete satisfaction of a trial court judgment in the last pending antitrust litigation case (described below) pending against us and Former Hillenbrand at the time of the Spin (including any other matter that is consolidated with any such matter) or the suspension of the execution of such judgment by the posting of a supersedeas bond or (ii) the settlement or voluntary dismissal of such last pending matter as to us and Former Hillenbrand. These restrictive covenants will terminate in the event that either Former Hillenbrand’s or our funding obligations under the Judgment Sharing Agreement terminate in accordance with the terms of that agreement. The Distribution Agreement imposes similar restrictions on Former Hillenbrand and its subsidiaries, except that the definition of core business is appropriate for Former Hillenbrand.
The pending antitrust litigation mentioned above involves two separate cases that each make claims that we, together with two of our largest customers, have conspired to fix prices and suppress competition with respect to casket sales. These claims challenge the legality of our long-standing policy to sell caskets only to licensed funeral homes, and to refuse to sell caskets to so-called “independent casket discounters” that are not affiliated with licensed funeral homes. We believe we have committed no wrongdoing in connection with these claims.
On December 4, 2008, we entered into a letter agreement (the “Letter Agreement”) with Former Hillenbrand that amends the Distribution Agreement. The Letter Agreement permits us to increase our regular cash dividends from $0.73 per share in fiscal 2008 to $0.74 per share in fiscal 2009 and in subsequent fiscal years.
Judgment Sharing Agreement (“JSA”). Because we, Former Hillenbrand, and the other co-defendants in the antitrust litigation matters described above are jointly and severally liable for any damages that may be assessed at trial with no statutory contribution rights among the defendants, we and Former Hillenbrand entered into a JSA to allocate any potential liability under these cases and any other case that is consolidated with either of them. We believe that we have committed no wrongdoing as alleged by the plaintiffs and that we have meritorious defenses to class certification and to plaintiffs’ underlying allegations and damage theories. On November 24, 2008, the Magistrate Judge who conducted the class certification hearings recommended that the plaintiffs’ motions for class certification in both cases be denied. The plaintiffs have the right to file objections to the Magistrate Judge’s recommendation with the District Judge. If the District Judge accepts the Magistrate Judge’s recommendation and denies class certification, plaintiffs may petition the United States Court of Appeals for the Fifth Circuit for leave to appeal. It is anticipated that new deadlines, including a trial date, will not be set until sometime after the District Court has ruled on the motions for class certification.

Under the JSA, the aggregate amount that we and Former Hillenbrand will be required to pay or post in cash (i) to satisfy in its entirety any claim (including upon settlement) once the action has been finally judicially determined or (ii) to post a bond, in the event we or Former Hillenbrand elect to do so, to stay the execution of any adverse judgment pending its final determination, will be funded in the following order of priority:
•	First, we will be required to contribute an amount equal to:
•	the maximum amount of cash and cash proceeds that we have on hand or are able to raise using our best efforts, without any obligation to sell assets other than cash equivalents, and subject to limitations on the amount of equity securities we are required to issue, and the ability to retain cash sufficient to operate our business in the normal course, which we refer to as “maximum funding proceeds,” minus
•	the difference between $50 million and the amount of cash retained to operate the business if the amount of such retained cash is less than $50 million;
•	Second, Former Hillenbrand and its subsidiaries will be required to contribute their maximum funding proceeds; and
•	Third, we will be required to contribute the remainder of our maximum funding proceeds.
Neither we nor Former Hillenbrand will be required to raise or provide funds if the total amount of funds available to both us and Former Hillenbrand would not be sufficient to cover a judgment or settlement amount or the cost of the appeal bond. The funding obligations of each company also are subject to a limitation relating to that company’s continued solvency. The JSA provides that if the foregoing allocation is held to be unenforceable, we and Former Hillenbrand will be required to contribute to satisfy any funding obligation based upon a mutually satisfactory agreement as to our and Former Hillenbrand’s relative culpability (if any) or, failing such an agreement, pursuant to arbitration under the arbitration provisions contained in the JSA.
The JSA provides that we are responsible for bearing all fees and costs incurred in the defense of the antitrust litigation matters on behalf of ourselves and Former Hillenbrand. The Distribution Agreement contains certain provisions governing the joint defense of the antitrust litigation and other claims.
In the event that Former Hillenbrand or we are dismissed as a defendant in the antitrust litigation matters (except where the dismissal results from a settlement agreement other than a settlement not including both us and Former Hillenbrand) or are found upon conclusion of trial not to be liable for payment of any damages to the plaintiffs, any funding obligations under the JSA of the party so dismissed or found not liable will terminate once such dismissal or finding of no liability is finally judicially determined.

Employee Matters Agreement. We entered into an Employee Matters Agreement with Former Hillenbrand prior to the Spin that governs our compensation and employee benefit obligations with respect to our directors and our current and former employees, along with the assumption of liabilities for certain former directors and employees of Former Hillenbrand and former employees of other non-medical technology businesses. The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Spin including, without limitation, the treatment of outstanding Former Hillenbrand equity-based awards, certain outstanding annual and long-term incentive awards, existing deferred compensation obligations, and certain retirement, postretirement, and welfare benefit obligations. In connection with the Spin, we adopted, for the benefit of our employees and directors, a variety of compensation and employee benefits plans that are generally comparable in the aggregate to those provided previously by Former Hillenbrand immediately prior to the Spin. We reserved the right to amend, modify, or terminate each such plan in accordance with the terms of that plan. With certain possible exceptions, the Employee Matters Agreement provided that as of the date of the Spin, our employees and directors ceased to be active participants in, and we generally ceased to be a participating employer in, the benefit plans and programs maintained by Former Hillenbrand. At the time of the Spin, our employees and directors became eligible to participate in all of our applicable plans. In general, we credited each of our employees with his or her service with Former Hillenbrand prior to the Spin for all purposes under plans maintained by us, to the extent the corresponding Former Hillenbrand plans gave credit for such service and such crediting did not result in a duplication of benefits.
The Employee Matters Agreement provides that as of the Spin date, except as specifically provided therein, we assumed, retained, and are liable for all wages, salaries, welfare benefits, incentive compensation, and employee-related obligations and liabilities for our directors and all current and former employees of our business, along with those for certain former directors and corporate employees of Former Hillenbrand and former employees of other non-medical technology businesses. Accordingly, such liabilities have been included in our consolidated financial statements for all periods. The Distribution Agreement provides that if neither we nor Former Hillenbrand is entitled to receive a full deduction for any liabilities discharged by us with respect to these Former Hillenbrand directors and former employees, we would reassign those liabilities back to Former Hillenbrand and pay Former Hillenbrand an amount equal to the then carrying value of those liabilities on our books and records, net of taxes. Additionally, Former Hillenbrand and we agreed that with the assumption of liabilities for the Former Hillenbrand directors and former employees, we are entitled to the tax benefit from the satisfaction of such liabilities.
The Employee Matters Agreement also provides for the transfer of assets and liabilities relating to the pre-Spin participation of all employees and directors for which we have assumed responsibility in various Former Hillenbrand retirement, postretirement, welfare benefits, incentive compensation, and employee benefit plans from such plans to the applicable plans we adopted for the benefit of our employees and directors. The Employee Matters Agreement provides that we and Former Hillenbrand may arrange with current service providers with respect to Former Hillenbrand’s employee benefit plans to continue such services on a shared basis for a period of time following the Spin and that we will reimburse Former Hillenbrand for our share of the cost of such shared services.

Tax Sharing Agreement. We entered into a Tax Sharing Agreement with Former Hillenbrand that generally governs Former Hillenbrand’s and our respective rights, responsibilities, and obligations with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the Spin to qualify as a tax-free distribution. Under the Tax Sharing Agreement, with certain exceptions, we are generally responsible for the payment of all income and non-income taxes attributable to our operations and the operations of our direct and indirect subsidiaries, whether or not such tax liability is reflected on a consolidated or combined tax return filed by Former Hillenbrand. The Tax Sharing Agreement also imposes restrictions on our and Former Hillenbrand’s ability to engage in certain actions following our separation from Former Hillenbrand and sets forth the respective obligations among us and Former Hillenbrand with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation, and other matters. The Company generally will be responsible for 43.7 percent of any taxes that arise from the failure of the Spin to qualify as a tax-free distribution for U.S. federal income tax purposes, if such failure is for any reason for which neither the Company nor Former Hillenbrand is responsible.
Shared Services and Transitional Services Agreements. We entered into shared services agreements and transitional services agreements with Former Hillenbrand in connection with the Spin. The shared services agreements address services that may be provided for an extended period, while the transitional services agreements cover services that are intended to be provided for a limited period while the recipient of the services makes other arrangements for those services. Under the shared services agreements, we and Former Hillenbrand agree to provide certain services to each other following the Spin for an initial term of two years, with automatic two-year extensions if commercially viable alternatives for the services are not available, except as noted below. After the initial two-year term, either party may terminate an agreement by notice to the other party, and the recipient of the services must terminate if commercially viable alternatives for the services are available. For purposes of the foregoing, the determination of whether commercially viable alternatives are available is in the discretion of the recipient of the services. These services include aviation services related to the airfield that Former Hillenbrand owns and operates and certain aircraft that Former Hillenbrand and we jointly own and operate following the Spin, as well as certain ground transportation and fleet maintenance services. In addition, due to the interrelated nature of certain facilities that are owned by Former Hillenbrand and us, we entered into agreements requiring Former Hillenbrand and us to maintain our respective parts of such facilities, including, for example, maintaining fire protection systems for the facilities. In general, the recipient of services is billed for the services at the fair value of the services, except that we will be billed at cost for aviation services provided to us by Former Hillenbrand, and we and Former Hillenbrand are independently responsible for our respective obligations to maintain our portions of the interrelated facilities. Former Hillenbrand continues to provide us aviation services related to the airfield for as long as we continue to own an interest in certain jointly owned or other private aircraft. Ground transportation services can continue as long as Former Hillenbrand and we continue jointly to own corporate conference facilities used by both companies. Obligations under the agreements relating to the maintenance of interrelated facilities can continue for so long as required for the proper maintenance, operation, and use of such facilities or until such interrelated facilities are segregated. Under the transitional services agreements, Former Hillenbrand provides certain services to us for a specified period following the Spin. The services to be provided may include services regarding certain public company staffing needs, certain legal services, human resources services, medical services, and certain information technology services. We are generally billed at cost for these services, including information technology services provided through a third party under a contract to which Former Hillenbrand is a party. The transitional services agreements generally provide that the services will continue for a period of up to two years following the Spin, subject to earlier termination by the recipient of the services and to extension if the parties agree.

Attendance at Meetings
During the fiscal year ended September 30, 2008, the Board of Directors of the Company held six meetings. During this period, no member of the Board of Directors attended fewer than 75% of the aggregate of the number of meetings of the full Board of Directors and the number of meetings of the committees on which he or she served.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee had no interlocks or insider participation.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
We believe it is important that our directors and executive officers own stock in the Company. The table below shows shares beneficially owned by all directors and executive officers at December 19, 2008.
Security Ownership of Directors:

	Shares (1)		Percent of
	Beneficially Owned As Of		Total Shares
Name	December 19, 2008		Outstanding

Kenneth A. Camp	630,344	(2)	1.01%

William J. Cernugel	916	(3)		*

Mark C. DeLuzio	3,170	(4)		*

James A. Henderson	1,916	(3)		*

W August Hillenbrand	1,275,758	(5)	2.05%

Ray J. Hillenbrand	698,961	(6)	1.12%

Thomas H. Johnson	5,916	(3)		*

Eduardo R. Menascé	7,602	(7)		*

Stuart A. Taylor, II	—			*
Security Ownership of Named Executive Officers:

	Shares (1)		Percent of
	Beneficially Owned As Of		Total Shares
Name	December 19, 2008		Outstanding

Cynthia L. Lucchese	56,594	(8)		*

Joe A. Raver	49,235	(9)		*

John R. Zerkle	77,473	(10)		*

Theodore S. Haddad, Jr.	2,884	(11)		*

Michael L. DiBease	179,143	(12)		*

Douglas I. Kunkel	58,780	(13)		*

All directors and Executive Officers of the Company as a group, consisting of 16 persons	2,874,665		4.61%

*	Ownership is less than one percent (1%) of the total shares outstanding.

(1)	The Company’s only class of equity securities outstanding is common stock without par value. Except as otherwise indicated in these footnotes, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. None of the shares beneficially owned by directors and executive officers is pledged as security.

(2)	Includes 366,657 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2008, 47,826 deferred stock shares, 16,755 shares of performance-based deferred stock shares, and 152,996 shares of performance-based restricted stock, held on the books and records of the Company.

(3)	Includes 916 deferred stock shares held on the books and records of the Company.

(4)	Includes 916 deferred stock shares held on the books and records of the Company and 2,254 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan.

(5)	Includes (i) 132,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2008, and (ii) 9,156 deferred stock shares held on the books and records of the Company. Also includes 45,373 shares owned beneficially by W August Hillenbrand’s wife, Nancy K. Hillenbrand; 327,806 shares owned by grantor retained annuity trusts (GRATs); 680,594 shares owned of record, or which may be acquired within sixty days, by trusts of which W August Hillenbrand is trustee or co-trustee; and 71,773 shares held by a limited liability company. Mr. Hillenbrand disclaims beneficial ownership of the 680,594 shares owned by trusts of which he is a trustee and the 71,773 shares held by a limited liability company.

(6)	Includes 29,359 deferred stock shares held on the books and records of the Company. Also includes 282,875 shares held of record by a charitable foundation, of which Ray J. Hillenbrand is a trustee, and 222,854 shares held of record by family partnerships for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of the shares held by the charitable foundation and the family partnerships.

(7)	Includes 7,602 deferred stock shares held on the books and records of the Company.

(8)	Includes 12,012 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2008, 9,223 deferred stock shares, and 35,359 shares of performance-based restricted stock, held on the books and records of the Company.

(9)	Includes 47,032 shares of performance-based restricted stock held on the books and records of the Company.

(10)	Includes 21,325 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2008, 4,479 shares of deferred stock shares, and 40,735 shares of performance-based restricted stock held on the books and records of the Company.

(11)	Includes 1,596 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2008, and 1,288 deferred stock shares held on the books and records of the Company.

(12)	Includes 149,420 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2008, and 2,240 deferred stock shares held on the books and records of the Company.

(13)	Includes 38,369 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2008, and 6,718 deferred stock shares held on the books and records of the Company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF MORE THAN 5 PERCENT OF
THE COMPANY’S COMMON STOCK
The following table provides information regarding all persons or entities known to us that, as of the date indicated, were beneficial owners of more than 5 percent of the Company’s common stock.

	Shares		Percent of
	Beneficially Owned As Of		Total Shares
Name	December 22, 2008		Outstanding

FMR LLC 82 Devonshire Street Boston, MA 02109	5,846,694	(1)	9.46%
Breeden Capital Management, LLC 100 Northfield Street Greenwich, CT 06830-4618	3,994,162	(2)	6.46%
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor 400 Kelby Street Fort Lee, NJ 07024	3,361,314	(3)	5.44%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway 3rd Floor Short Hills, NJ 07078-2716	3,265,782	(3)	5.28%

(1)	This information is based on a Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on November 10, 2008.

(2)	This information is based on a Schedule 13F filed by Breeden Capital Management, LLC with the Securities and Exchange Commission on November 14, 2008.

(3)	This information is based on a Form 13F filed by Franklin Resources, Inc. with the Securities and Exchange Commission on October 31, 2008.

EXECUTIVE COMPENSATION
Letter from the Chairperson of the Compensation Committee:
In the months following the Spin, the Compensation Committee undertook a comprehensive review and design of the Company’s compensation plan for executives. This work, done with the help of an independent outside advisor and management input, resulted in the crafting of a compensation philosophy, the establishment of a compensation peer group, the implementation of a new performance-based long-term incentive plan, and the continuation of a short-term incentive plan that supports the achievement of the long-term goals of the Company.
For the Company to be successful in achieving its goal of generating appropriate long-term returns for shareholders, it is essential to attract, retain, and develop high quality, passionate, and committed executive leadership. The Committee recognizes that while this is essential, it alone is not sufficient. In addition, the members of the executive management team must exercise their commitment and passion with the highest standards of ethical behavior at all times and in all situations.
While the design of the compensation program is significantly performance-based, it also reflects our perspective not to encourage excessive risk-taking. The design rewards the senior executives with a blend of base salary, short-term incentives, long-term rewards, and required share ownership. We believe that this blend of components provides the Company’s leadership team with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company. The Compensation Committee and Audit Committee work closely to ensure that there is a shared risk assessment view.
Thank you for your investment in Hillenbrand, Inc. It is our expectation to continue to demonstrate that the trust you have placed in us is well deserved and well earned.

Respectfully,

James A. Henderson
Vice Chairperson, Board of Directors
Chairperson, Compensation and Management
Development Committee

PART I: COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Part I of this section on Executive Compensation presents a thorough discussion of our executive compensation policies and procedures as they relate to our executive officers named in the discussion (the SEC rules specify which officers should be reported, and they are identified as our “Named Executive Officers”). Part II is a report from the Compensation Committee. Following that report, in Part III, we present numerous tables that report in detail the compensation of, and certain contractual agreements with, the Named Executive Officers.
This section can be challenging to read because of its length and complexity. We have attempted to assist you in your understanding by the use of tables and charts as much as possible. In summary, however, we would encourage you to keep two basic principles in mind as you read this section:
•	First, the compensation of our Named Executive Officers is set by our Compensation Committee, which is a committee of independent directors.
•	Second, a significant portion of all Named Executive Officers’ compensation is variable and based on their individual performance and the performance of the Company. This is designed to align their compensation with the interests of the shareholders of the Company.
Our Named Executive Officers
The seven Named Executive Officers whose 2008 compensation information is being discussed and reported in this proxy statement are:

Kenneth A. Camp	President and Chief Executive Officer of Hillenbrand, Inc.
Cynthia L. Lucchese	Senior Vice President and Chief Financial Officer of Hillenbrand, Inc.
Joe A. Raver	Senior Vice President of Hillenbrand, Inc., and President and Chief Operating Officer of Batesville Services, Inc.
John R. Zerkle	Senior Vice President, General Counsel and Secretary of Hillenbrand, Inc.
Theodore S. Haddad, Jr.	Vice President, Controller, and Chief Accounting Officer of Hillenbrand, Inc.
Michael L. DiBease	Vice President, Marketing, of Batesville Services, Inc.
Douglas I. Kunkel	Vice President, Operations, of Batesville Services, Inc.
For fiscal 2009, we expect to have five Named Executive Officers rather than seven, consisting of Ms. Lucchese, Messrs. Camp, Raver, and Zerkle, and P. Douglas Wilson, the Company’s Senior Vice President, Human Resources.

How the Timing of the Spin Affects Our Discussion
As indicated above, the fiscal year for which we are discussing 2008 compensation (October 1, 2007 to September 30, 2008) straddles the Spin transaction (previously described). We will discuss how that fact affected 2008 compensation decisions in the text that follows. It is important to note, however, that most of the 2008 compensation decisions pertaining to the Named Executive Officers were made by Former Hillenbrand. Thus, a large part of our discussion in this section deals with the manner in which our Company, its Board of Directors, and our Compensation Committee, have decided to set compensation for the Named Executive Officers post-Spin. The real impact of these decisions, of course, will not be evident in many of the tables that are set forth toward the end of this section, as these tables reflect historic information based primarily on decisions made by Former Hillenbrand. Again, we will attempt to make these points clear throughout the discussion that follows.
Looking Back: The Pre-Spin 2008 Compensation Process
Because our 2008 fiscal year straddled the Spin, the process for determining the 2008 compensation packages of our Named Executive Officers was not identical in all cases. For example, all of our Named Executive Officers except Mr. Raver were employed by us when we were a part of Former Hillenbrand prior to the Spin, so the compensation policies and processes of Former Hillenbrand were factors in determining their 2008 compensation packages. Mr. Raver, on the other hand, was hired by us after the Spin, so Former Hillenbrand did not have any involvement in establishing his 2008 compensation package. The following paragraphs explain how the individual Named Executive Officers’ compensation was determined for fiscal 2008.
Mr. Camp was a Named Executive Officer of Former Hillenbrand. Accordingly, his 2008 base salary, his stock awards (Long-Term Incentive Compensation, or “LTIC”) and his targeted Short-Term Incentive Compensation (“STIC”) opportunity amount were all determined by the compensation committee of Former Hillenbrand. In doing so, that compensation committee engaged Ernst & Young LLP to perform a market data and peer group analysis. The market data and peer group analysis was used as a reference point to provide the framework for Mr. Camp’s compensation package, but was not the determinative factor for the compensation committee in setting his compensation. In addition to the market and peer group data, the Former Hillenbrand compensation committee also considered individual factors such as Mr. Camp’s experience with Former Hillenbrand and the Company, the complexity of his position, internal equity, the risks facing the business, and the degree of difficulty and costs of replacing Mr. Camp.
Ms. Lucchese was hired in January 2008, in anticipation of the Spin, specifically to fill the role as the Chief Financial Officer of Hillenbrand, Inc. as a separate stand-alone public company. Although she was not a Named Executive Officer of Former Hillenbrand, the compensation committee of Former Hillenbrand nevertheless established her compensation package. Similar to the process used for Mr. Camp, and at the same time in September 2007, the compensation committee of Former Hillenbrand engaged Ernst & Young LLP to perform a market competitive analysis of executive compensation for Hillenbrand and identify competitive market levels of compensation, if any. The Former Hillenbrand compensation committee maintained the compensation philosophy that total compensation generally shall be targeted to market median “competitive” levels. For any new hire made prior to the Spin, as was the case for Ms. Lucchese, the Former Hillenbrand compensation committee decided to use the guidelines of the Former Hillenbrand compensation structure as its framework, with equity compensation (LTIC) generally targeted at 1.5x base salary and short-term incentive compensation (STIC) being targeted at 50% of base salary. The market data and peer group analysis was used as a reference point to provide the framework for the compensation packages, but was not the determinative factor for the Former Hillenbrand compensation committee in setting the executives’ compensation. In addition to the market and peer group data, the Former Hillenbrand compensation committee considered individual factors such as employee performance, years of experience, criticality of position, internal equity, and the complexity of the position.

Messrs. Zerkle, Haddad, DiBease, and Kunkel were not Named Executive Officers of Former Hillenbrand. Accordingly, their pre-Spin 2008 base salaries, LTIC awards, and STIC opportunity amounts were established primarily upon the recommendations of Mr. Camp within the pay grade structures established for employees of Former Hillenbrand as a whole as such structures had been approved by the compensation committee of that company. Market data and individual factors, such as experience, scope of responsibility, complexity of the position, individual performance, internal pay equity, and the degree of difficulty in replacing the individual, were used to establish compensation.
In early 2008, the Former Hillenbrand compensation committee revisited the subject of the 2008 compensation packages of Messrs. Camp and Zerkle in anticipation of changed responsibilities that would result from the Spin. Utilizing the results of compensation market analysis conducted by Ernst & Young (Former Hillenbrand’s independent consultant) for this purpose, the committee, after consultation with representatives of Ernst & Young LLP, recommended that the 2008 compensation packages of Messrs. Camp and Zerkle be increased in certain respects as of the Spin date to recognize the increased responsibilities that they would assume as the CEO and General Counsel, respectively, of a separate, stand-alone public company. Our Board of Directors then considered and approved that recommendation as to each of Messrs. Camp and Zerkle, the details of which are provided in footnotes to the Summary Compensation Table in Part III of this section.
Mr. Raver became employed by Hillenbrand in June 2008, after the Spin had occurred. Our Compensation Committee determined his 2008 compensation package in accordance with the process described in the “Post Spin” section below.
Part of the compensation process employed by Former Hillenbrand, and continued by us after the Spin, involves the establishment of individual performance goals for each of the Named Executive Officers for each fiscal year. For 2008, three common performance goals were identified for each of the Named Executive Officers as follows:
•	Execute the Spin with excellence by ensuring resources are in place to carve out the Batesville Casket business from Former Hillenbrand and to create the new Hillenbrand structure. This was to be accomplished through excellent project management and detailed review of pre and post-Spin financials and structure.

•	Strengthen our separate company capabilities by ensuring that resources, processes, procedures and controls necessary to be a successful, compliant, efficient, and well controlled public company are in place. This was to be accomplished through the application of the principles of continuous improvement across the enterprise.

•	Support the Batesville core business by providing Batesville with necessary and sufficient resources to continue to generate strong, predictable cash flows. This was to be accomplished through a transparent resource allocation process and a commitment to a lean organization... both at the corporate and operating company level.

Additionally, individual performance objectives established at the beginning of the fiscal year (or upon employment with respect to Ms. Lucchese and Mr. Raver) for the Named Executive Officers included:
•	For Mr. Camp, executing the Company’s business plan through continuous improvement in all facets of the business; managing pending litigation; demonstrating superb service and support to the customers while continuing to enhance customer relationships generally; and nurturing our new growth initiatives;

•	For Ms. Lucchese, managing all financial aspects of the Spin, including the coordination of financial consultants and investor meetings; establishing appropriate processes and procedures for the operation of the Company as a separate, stand alone public company after completion of the Spin; providing financial support with excellence to the Company as a newly-formed public company; and providing financial support where necessary to the Company’s subsidiaries and their finance staff;

•	For Mr. Raver, leading and managing all operations of Batesville Casket Company to execute the business plan; improving sales force effectiveness; extending customer utilizations of merchandising; and accelerating sales growth among regional consolidators;

•	For Mr. Zerkle, managing all legal aspects of the Spin, including the coordination of outside legal counsel and acting, with Mr. Camp, as lead negotiator of all the Spin agreements; establishing appropriate processes and procedures for the operation of the Company as a separate, stand alone public company after completion of the Spin; providing general legal counsel with excellence to the Company as a newly-formed public company; and providing legal support where necessary to the Company’s subsidiaries and their general counsel;

•	For Mr. Haddad, managing all financial reporting aspects of the Spin; establishing appropriate processes and procedures for the operation of the Company as a separate, stand alone public company after completion of the Spin; providing financial support with excellence to the Company as a newly-formed public company; and providing financial support where necessary to the Company’s subsidiaries and their finance staff;

•	For Mr. DiBease, executing all elements of the Company’s strategic plan pertaining to brand management, product development, marketing communication and promotion, and technology solutions, including the further development of the NorthStar brand; and

•	For Mr. Kunkel, executing all elements of the Company’s strategic plan pertaining to his area of management, including driving improvements in safety, quality, cost, delivery, and customer satisfaction throughout the entire supply chain, as well as developing talent throughout the supply chain and ensuring the synchronization of the supply chain with other functional areas of the Company’s business.
With respect to the fiscal 2008 STIC awards to our Named Executive Officers, the Batesville Casket Company financial performance goals and thresholds, as well as the individual opportunity targets of those officers, were established by the Former Hillenbrand compensation committee (in the cases of Mr. Camp, Ms. Lucchese, and Mr. Zerkle) and compensation policies (in the case of the rest of our Named Executive Officers). It was our Compensation Committee, however, that considered the performance factors for each of our Named Executive Officers, including the above objectives, and approved the amounts of the individual STIC awards to be paid for fiscal 2008.

The Post-Spin 2008 and 2009 Compensation Process
The balance of our discussion in this section describes the workings of our Compensation Committee since the time of the Spin. This work by the Committee will continue in fiscal 2009 and future years.
Again, as a reminder: please note that the tables set forth following our discussion reflect 2008 base salary and LTIC award information for our Named Executive Officers that reflect primarily pre-Spin decisions by Former Hillenbrand, with the exception of Mr. Raver. The tables disclosing 2008 STIC awards and 2009 compensation information reflect decisions made by our Compensation Committee.
Hillenbrand Executive Compensation Objectives and Principles
Our Compensation Committee has adopted the following Executive Compensation Philosophy, which describes the objectives and principles of our executive compensation program:
Hillenbrand’s executives should be fairly compensated for creating appropriate long-term returns for shareholders.
The executive compensation program is designed to ensure officers and key management personnel are effectively compensated in terms of base salary, incentive compensation and other benefits that advance the long term interest of Hillenbrand’s shareholders.
The compensation program is based on the following principles:
•	Reinforcing the absolute requirement for ethical behavior in all practices;

•	Aligning management’s interests with those of shareholders;

•	Motivating management to achieve superior results by paying for sustainable performance;

•	Ensuring competitive compensation in order to attract and retain superior talent;

•	Maintaining a significant portion of at-risk compensation (superior performance is rewarded with commensurate incentives, while little to no incentive is paid for underperformance);

•	Delineating clear accountabilities; and

•	Providing clarity and transparency in compensation structure.

Components of Total Compensation
The components of our executive compensation program are shown in the following table, along with a brief summary of their purposes, competitiveness, and mix. A more detailed discussion of these components and the plans under which they are provided appears later in this Compensation Discussion and Analysis section.

Component	Description and Purpose	Competitiveness and Mix

Base Salary	Fixed compensation intended to provide a base level of income and aid in the attraction and retention of talent in a competitive market.	In general, salaries for our Named Executive Officers are at or near market medians of the peer group. This approach allows for greater emphasis on variable, risk-based performance compensation while maintaining overall position to market. Actual base salaries may differ from the competitive market median target as a result of various factors including level of experience and responsibility, complexity of the position, individual performance, internal pay equity within our Company, and the degree of difficulty in replacing the individual.

Short-Term Incentive Compensation (“STIC”)	Variable annual cash bonus designed to reward individuals based on achieving both company-wide and individual performance goals for a given fiscal year.	STIC targets generally range from 50% — 90% of base salary for our 2009 Named Executive Officers. In general, this is competitive with market medians. The range of payout can range from 0% to 240% of target based on Company and individual performance.

Long-Term Incentive Compensation (“LTIC”)	Variable annual equity grant designed to reward individual contributions to the Company’s performance as well as motivate future contributions and decisions aimed at increasing shareholder value. Our Named Executive Officers are required to retain a certain amount of Company equity or stock as described in the section below entitled “Share Ownership Guidelines.”	The LTIC targets range from 150% — 300% of base salary for our 2009 Named Executive Officers. LTIC consists of a mix of stock options and restricted stock.

Retirement and Other Benefits	Fixed component of compensation intended to protect against catastrophic expenses (healthcare, disability and life insurance) and provide opportunity to save for retirement (pension and 401(k)).	We offer a benefits package to all employees that is competitive with our peer group and other companies with whom we compete for talent and our Named Executive Officers participate on the same basis as other employees. We also offer supplemental benefit programs and the opportunity to defer earned compensation to certain Named Executive Officers.

Post-Termination Compensation (Severance and Change in Control)	Severance program designed to provide protection that allows executives to focus on acting in the best interests of shareholders regardless of impact on their own employment.	In general, this program is competitive with the market median. Severance pay is 12 months, but is not paid if termination is “for cause.” Change in Control payment is from 2x to 3x base salary, and is based on a “double trigger” standard — both a change in control and a termination of employment must occur.

The above components of our executive compensation program will be evaluated individually and in the aggregate utilizing tally sheets, internal pay equity, and wealth accumulation by the Compensation Committee. These analytic tools were also utilized pre-Spin by Former Hillenbrand’s compensation committee in its decision making process for 2008.
Key Point: Performance-Based Compensation as a Central Theme
Referring to the previous chart, the first three elements (base salary, STIC and LTIC) make up what most people think of as a person’s core compensation, excluding benefits. It is important to note that a core philosophy of Hillenbrand and our Compensation Committee is that a significant portion of each of the Named Executive Officers’ compensation will be “performance-based” and therefore “at risk.” Stated another way, each of the Named Executive Officers receives a base salary regardless of the performance of the Company in any individual year. Any particular officer’s salary can be and is modified from year-to-year based on such officer’s individual performance and changes in responsibilities, as determined by the Compensation Committee. Beyond base salary, each of our Named Executive Officers is eligible to receive STIC and LTIC, but those components of compensation are variable and at risk, dependent on the performance of the Company and the individual performance of each of the officers.
In determining the mix between base salary, STIC, and LTIC, the Compensation Committee considers several factors, including published survey data, peer group data, target compensation goals, and our pay for performance philosophy. The short-term incentive targets are, in essence, leading indicators of the goals set in making LTIC awards. Generally, 60% to 80% of compensation for our Named Executive Officers is variable.
This mix is illustrated by the following pie chart, which shows the fixed (base salary) and variable (STIC and LTIC) compensation at target levels for our President and CEO, Kenneth A. Camp, for the year 2009:
As shown in the above chart, a total of 80% of Mr. Camp’s potential core compensation (i.e., excluding benefits) for the year is performance-based, and at risk, and only 20% is fixed. The Compensation Committee believes that this approach to compensating our Named Executive Officers aligns each of them with the interests of the shareholders of the Company and creates incentives for them to act in the best interest of the shareholders.

Process for Determining Compensation
The Board Compensation Committee is charged with ensuring that our compensation programs meet the objectives outlined above. In that role, the Compensation Committee administers our compensation plans, keeps the Board of Directors informed regarding executive compensation matters, and determines the compensation of the Chief Executive Officer and, as described immediately below, the Named Executive Officers. The Chief Executive Officer makes recommendations regarding the compensation of our other Named Executive Officers to the Compensation Committee, who then considers those recommendations along with the other relevant factors in establishing the compensation packages for our other Named Executive Officers. From time to time, Company management also provides recommendations to the Compensation Committee regarding modifications to the elements and structure of our compensation program.
The Compensation Committee has engaged Ernst & Young LLP as the Committee’s independent compensation and benefits consulting firm to (1) evaluate independently and objectively the effectiveness of and assist with implementation of our compensation and benefit programs, and (2) provide the Compensation Committee with additional expertise in the evaluation of our compensation practices and of the recommendations developed by management and firms engaged by us. Our consultant also provides information and insights relative to current and emerging compensation and benefits practices. For our Named Executive Officers, Ernst & Young LLP has provided peer group proxy and survey data regarding the amount, form, and mix of compensation at the twenty-fifth percentile, median, and seventy-fifth percentile, which have been used by the Compensation Committee as one reference point in its decision making involving compensation packages.
Among the factors considered by the Compensation Committee in determining the elements and amounts of total compensation are peer group data, survey data, internal pay equity, external market conditions, individual performance, and aggregate compensation.
Peer Group and Survey Data. As one of several factors in considering approval of elements of our compensation programs, the Compensation Committee has compared our compensation programs and performance against an approved peer group of companies.
Prior to the Spin, Former Hillenbrand’s Compensation Committee reviewed and approved a peer group based on business line considerations/overlap and certain financial metrics, e.g., sales revenue. In light of the Spin and the evolution of the Company’s strategy, our Compensation Committee asked Ernst & Young to re-evaluate the existing peer group.
Before making any decisions to modify the existing peer group, our Compensation Committee reviewed various financial metrics and business attributes (i.e., free cash flow, operating income, return on invested capital, etc.) to assess whether additions or deletions to the current peer group were appropriate. In addition, various members of management provided input relative to understanding the Company’s key financial metrics, key competitors for talent, key competitors with whom the Company competes in the market, the business plan, and other factors. The following qualitative factors were also considered in developing the new peer group: non-cyclical versus cyclical companies; companies with an internal distribution method and a supply chain management focus versus those with external distribution methods; companies focusing on continuous improvement in all aspects of their business versus those that do not apply a continuous improvement model; companies that manufacture products with wood and/or metal versus those that manufacture products using other materials; companies that are product leaders and that manufacture a quality end product for consumers; and companies that are primarily domestic versus those that are global.

Based on the factors considered above, the Compensation Committee adopted a new compensation peer group following the Spin. The peer group, which will be periodically reviewed and updated by the Compensation Committee, currently consists of 16 companies that are similar in size and with whom we may compete for executive talent. This peer group consists of the following companies:
Acuity Brands, Inc.
American Woodmark Corporation
Ethan Allen Interiors Inc.
Herman Miller, Inc.
HNI Corporation
Kimball International
Matthews International Corporation
Roper Industries
Sealy Corporation
Service Corporation International
Simpson Manufacturing Co., Inc.
Spartech Corporation
Stewart Enterprises, Inc.
Tempur-Pedic International Inc.
The Middleby Corporation
UST, Inc.
In addition to peer group data, the Compensation Committee considers survey data that include a broad sample of Fortune 1000 companies, focusing on data regarding companies with revenues within a comparable range, companies in the manufacturing industry, companies with similar cash flow generation, companies with similar cyclicality, and companies with a comparable number of full time equivalent employees. In addition, the Compensation Committee uses consolidated data compiled from various compensation surveys. The purpose of the survey data is to provide an additional source of market data to validate the findings under the peer group analysis. In particular, the survey data provides additional data based on the specific job responsibilities of our Named Executive Officers compared to the appropriate market.
External Market Conditions and Individual Factors. The Compensation Committee is aware that it cannot establish total executive compensation levels solely on the basis of the median range of competitive benchmark survey data without additional analysis. Accordingly, the Compensation Committee also takes into account external market conditions and individual factors when establishing the total compensation of each Named Executive Officer. Some of these factors include the level of experience and responsibility, complexity of position, individual performance, and the difficulty of replacement. In addition, the Compensation Committee will examine the relationship between the compensation paid to Named Executive Officers within each pay grade and within our Company as a whole to avoid any unjustified differences in compensation.
Aggregate Compensation. For our Named Executive Officers, the Compensation Committee considers the aggregate value of base salary, short-term incentive compensation at target level, and the estimated value of long-term incentive compensation at target level. The Compensation Committee compares the aggregate amount of these elements of compensation for our Named Executive Officers to the aggregate amount of the same elements of executive officer compensation at other companies using peer group and survey data and targeted aggregate compensation of our Named Executive Officers at median levels. An analysis of our Named Executive Officers’ compensation levels was completed by Ernst & Young LLP in August, 2008 and presented to the Compensation Committee in September, 2008. The Compensation Committee did not identify any issues that warranted a compensation change outside of the normal merit process.

Individual Performance Goals
As previously mentioned, individual performance goals are established annually for each of our Named Executive Officers. The evaluation of each executive’s performance as compared to his or her performance goals is an important element in establishing the components of the compensation package.
We have identified four common personal objectives for each of the officers who we anticipate will be Named Executive Officers for fiscal year 2009. They are as follows:
•	Strengthen our separate company capabilities by ensuring that resources, processes, procedures and controls necessary to be a successful, compliant, efficient and well controlled public company are in place. This will be accomplished through the application of the principles of continuous improvement across the enterprise.

•	Support the Batesville Casket core business by providing Batesville Casket with necessary and sufficient resources to continue to generate strong, predictable cash flows. This will be accomplished through a transparent resource allocation process and a commitment to a lean organization... both at the corporate and operating company levels.

•	Actively pursue acquisitions by pursuing prudent opportunities that provide revenue and earnings per share growth, meet our strategic criteria, and leverage our core competencies. This will be accomplished through an active screening process that engages the senior-most leadership in the identification of targets and the broader organization in evaluation.

•	Ensure acquisition success by planning and preparing for due diligence and integration with a specific focus on our areas of competency, including continuous improvement, logistics, and developing talent. This will be accomplished through (a) attracting, developing, deploying, and retaining diverse high performance individuals who are resources for today and tomorrow, and (b) training internal resources for due diligence and integration.
As in the prior year, each of the individuals who we anticipate will be one of our Named Executive Officers for fiscal 2009 has the aforementioned four objectives and the following functional expectations:
•	For Mr. Camp, executing the Company’s strategy and business plan; managing pending litigation; leading our new growth initiatives and overseeing the Company’s acquisition activities; and achieving the Company’s financial objectives;

•	For Ms. Lucchese, establishing appropriate processes and procedures for the operation of the Company as a separate, stand alone public company; providing financial support with excellence to the Company as a newly-formed public company; managing financial due diligence efforts with respect to the Company’s acquisition activities; and providing financial support where necessary to the Company’s subsidiaries and their finance staff;

•	For Mr. Raver, developing and executing the business plan of Batesville Casket Company: growing core revenue and IBT; growing revenue in under penetrated segments; improving the Company’s cost structure; actively pursuing strategic acquisitions and alliances; and strengthening core capabilities;

•	For Mr. Zerkle, establishing appropriate processes and procedures for the operation of the Company as a separate, stand alone public company; providing general legal counsel with excellence to the Company as a newly-formed public company; providing legal support where necessary to the Company’s subsidiaries and their general counsel; managing legal due diligence efforts and transaction documentation with respect to the Company’s acquisition activities; managing all litigation involving the Company; and supervising and coordinating the responsibilities of other attorneys in the Company’s legal department; and

•	For P. Douglas Wilson, our Senior Vice President, Human Resources, establishing appropriate processes and procedures for the operation of the Company as a separate, stand alone public company; providing human resources support with excellence to the Company as a newly-formed public company; providing support where necessary to the Company’s subsidiaries and their staff; managing human resources, compensation and benefit due diligence efforts with respect to the Company’s acquisition activities; and building the talent pool to strengthen the capabilities and competencies of the Company.
Compensation Component Details
Base Salary. We provide our Named Executive Officers with fixed levels of cash compensation in the form of base salary that are competitive and consistent with their skill levels, experience, knowledge, and the levels of responsibility and complexity of their positions. Base salary is intended to aid in the attraction and retention of talent in a competitive market. The target salaries for our Named Executive Officers have been based in part on the competitive market median of our peer group, supplemented by published survey data (the “competitive market”). Actual base salaries may differ from the competitive market median target as a result of various factors, including the level of experience and responsibility, complexity of position, individual performance, internal pay equity within our Company, and the degree of difficulty in replacing the individual. The base salaries of our Named Executive Officers are reviewed by the Compensation Committee on an annual basis, generally during the first quarter of the fiscal year, as well as at the time of promotion or significant changes in responsibility. Named Executive Officers are eligible for merit-based increases based on prior year performance and potential for future contributions. Individual performance is determined by use of a broad based internal performance management system, which differentiates individual achievement. Performance is ranked on a scale that ranges from “unacceptable” to “outstanding,” with a corresponding range of possible merit-based increases in base salary. Merit increases also may be positively or negatively affected by changes in the competitive market as determined through compensation market analysis. When adjusting base salaries, the Compensation Committee also considers the effects of the adjustment on other elements of compensation that may be tied to or related to base salary, including annual cash incentive awards, deferred or restricted stock awards, pension and retirement plan benefits, and severance and change in control benefits.
The base salary paid to each of our Named Executive Officers during the year ended September 30, 2008, is set forth in the Summary Compensation Table under “Compensation of Named Executive Officers,” which follows this discussion. The base salaries payable to our Named Executive Officers in 2009 are reflected in the table entitled “2009 Executive Compensation Table” in Part III of this section.

Annual Cash Incentives (STIC).
Overview. The payment of annual short-term cash incentives to our Named Executive Officers for fiscal 2009 will be formula-based, with adjustments for achievement of individual performance goals, and will be governed by our Short-Term Incentive Compensation Plan for Key Executives (“STIC Plan”) for which shareholder approval is sought at the Annual Meeting. The objective of the STIC Plan is to provide a total level of cash compensation that is heavily weighted on the achievement of performance objectives, which takes into consideration the competitive market median total cash compensation. A copy of the STIC Plan is attached to this proxy statement as Appendix A and may be consulted for additional detail regarding the STIC Plan.
The STIC Plan is designed to motivate our Named Executive Officers to perform and meet Company and individual objectives. The plan provides a mechanism to pay amounts above the market median (50th percentile) total cash compensation when Hillenbrand experiences above average financial success, is designed to encourage high individual and group performance, and is based on the philosophy that employees should share in Hillenbrand’s success if above average value is created for our shareholders. The potential to be paid significant awards plays an important role in the attraction and retention of executives.
For fiscal 2008, STIC was awarded to our Named Executive Officers under the Company’s existing Short-Term Incentive Compensation Program (the “STIC Program”). The STIC Program is similar in many respects to the STIC Plan to be adopted by the shareholders at this Annual Meeting. Differences will be noted in the following discussion.
STIC Formula. Our Compensation Committee has approved a formula for STIC awards to be made under the STIC Plan. At the beginning of each fiscal year (2009 and after), the Compensation Committee establishes target STIC levels under the STIC Plan for each of the Named Executive Officers, calculated as a percentage of base salary (“Initial Target STIC”), and also quantifies, based on the Company’s business plan for the upcoming fiscal year, specific financial objectives for the Company and Batesville Casket with respect to “Net Revenues” and “Core IBT” (which is income before taxes as adjusted in the Committee’s discretion to eliminate the effect of selected extraordinary and non-recurring items). The Committee also establishes threshold achievement percentages for each of the Company’s and Batesville Casket’s financial objectives, which establish the minimum achievement levels necessary for awarding STIC payments. (These amounts were established by Former Hillenbrand for fiscal 2008 STIC.)
The Company’s financial performance objectives and threshold achievement percentages are established annually at levels that typically reflect strong financial performance under then existing conditions. The target objectives are intended to represent stretch goals based on the business plan of the Company. The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year. For example, over the past three years, as a subsidiary of Former Hillenbrand, the Company failed to meet its threshold achievement level in one year, exceeded its threshold level but not its targeted objective amount in one year, and exceeded its targeted objective amount in one year.

The following table sets forth the Company’s and Batesville Casket’s targeted financial performance objectives and targeted threshold achievement percentages for fiscal 2008 and 2009:

	2008 (1)		2009
	Batesville			Batesville
	Casket		Company	Casket
	Targeted		Targeted	Targeted
	Objective		Objective	Objective
	Amount	Threshold	Amount	Amount	Threshold
Financial Criteria	(millions)	Percentage	(millions)	(millions) (2)	Percentage

Net Revenue	$695.7	96%	$715.6	$715.6	90%

Core IBT	$194.7	90%	$168.9	$192.8	90%

(1)	For fiscal year 2008, all STIC awards were based on financial performance objectives for Batesville Casket since the Company was not in operation for the full fiscal year.

(2)	Under the STIC Plan, the committee can “customize” the performance award formulas for each of our Named Executive Officers. For fiscal 2009, Mr. Raver’s STIC award formula is based on the financial objectives of Batesville Casket Company rather than those of the Company, while our other 2009 Named Executive Officers have award formulas based on the Company’s financial objectives.
At the end of each fiscal year, the Initial Target STIC amounts for the Named Executive Officers are adjusted from zero to 200% according to the Company’s or Batesville Casket’s achievement levels with respect to their Net Revenues and Core IBT. This is purely a calculation based on the fiscal year’s final results and involves the exercise of no discretion by the Compensation Committee or otherwise. For fiscal 2008, twenty-five percent of the Initial Target STIC amount for each Named Executive Officer was adjusted based on Batesville Casket’s achievement level with respect to Net Revenues, and seventy-five percent of the Initial Target STIC amount for each Named Executive Officer was adjusted based on Batesville Casket’s achievement level with respect to Core IBT. For fiscal 2009, those percentages are changing slightly, to 20% and 80%, respectively. The amount determined for each Named Executive Officer after making those Company or Batesville Casket financial performance adjustments is referred to as the “Adjusted STIC” amount.
Batesville Casket exceeded the threshold achievement percentages but not the targeted objective amounts with respect to each of Net Revenues and Core IBT in fiscal 2008, resulting in an overall reduction of the Initial Target STIC amounts of the Named Executive Officers to 78% of the amounts originally established by the Former Hillenbrand compensation committee. Under the STIC Program for fiscal 2008, personal performance factors were then considered in arriving at the amount of the actual STIC awards to be paid to our Named Executive Officers. The award could not exceed 150% of the Adjusted STIC for each executive. For fiscal 2008, our Compensation Committee determined the amounts of the actual STIC awards to be paid to Ms. Lucchese and to Messrs. Camp, Raver, and Zerkle. The STIC award amount for Mr. Haddad was approved by Mr. Camp following a recommendation by Ms. Lucchese, and the STIC award amounts for Messrs. DiBease and Kunkel were approved by Mr. Camp following a recommendation by Mr. Raver.

Individual performance was measured using the same performance factors used for determining merit-based increases in base salary. Those personal performance factors were based on achievement of common performance goals, as previously explained, in addition to personal performance goals established for each Named Executive Officer at the beginning of the fiscal year. Those goals were both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee was, in part, subjective. Additionally, the Compensation Committee evaluated individual performance against objectives that arose during the course of the applicable fiscal year that were not known when individual goals were determined at the beginning of the year.
As a result of the application and consideration of Batesville Casket and individual performance objectives for fiscal 2008, the Compensation Committee awarded Short-Term Incentive Compensation to our Named Executive Officers for the fiscal year as set forth in the Summary Compensation Table in Part III of the Executive Compensation section under the heading “Non-Equity Incentive Plan Compensation” and in the following table. This table illustrates the application of the various steps of the STIC Program in arriving at the fiscal 2008 STIC amounts paid to our Named Executive Officers.

	Initial
	Target	Adjusted	STIC Earned
Named Executive Officer	STIC (1)	STIC	And Paid

Kenneth A. Camp	$455,792	$355,668	$400,000
Cynthia L. Lucchese	$109,615	$85,536	$95,000
Joe A. Raver	$86,538	$67,529	$70,000
John R. Zerkle	$111,468	$86,982	$100,000
Theodore S. Haddad, Jr.	$57,000	$44,479	$46,703
Michael L. DiBease	$119,996	$93,637	$93,637
Douglas I. Kunkel	$141,731	$110,597	$116,127

(1)	Initial Target STIC reflects pro rata base salary and STIC target changes that took place during the fiscal year.
The process for determining the Adjusted STIC amount for each of the Named Executive Officers is the same as described above for both the 2008 STIC Program and the STIC Plan that will be in effect for fiscal 2009 (if approved). However, the process that subsequently will be used to determine the payout of STIC in 2009 will be different under the 2009 STIC Plan than it was under the 2008 STIC Program.
Under the 2009 STIC Plan, once the Adjusted STIC amounts are determined, those amounts will then be multiplied by 1.2 to arrive at the maximum amount of STIC that can be paid to each Named Executive Officer for the year in question (the “Maximum Target STIC”) (subject, however, to reduction by the Compensation Committee as described below).
Once the Maximum Target STIC amount is determined for each Named Executive Officer as described above, the individual performance of each Named Executive Officer during the fiscal year is considered by the Compensation Committee. The Committee has discretion to reduce (but not increase) the Maximum Target STIC amount for each of the Named Executive Officers to an actual amount to be paid. The Compensation Committee makes that determination on an individual basis as to each Named Executive Officer, with input and recommendations being provided by the CEO of the Company with respect to each of the other Named Executive Officers.

The Compensation Committee uses “negative discretion” under the STIC Plan in deciding whether to reduce the Maximum Target STIC amount for any of our Named Executive Officers. For purposes of Section 162(m) of the Internal Revenue Code, the annual Maximum Target STIC amount is set at the maximum for each Named Executive Officer to the extent the Company’s financial goals are achieved at threshold performance or above. The Compensation Committee then exercises its negative discretion to reduce the Maximum Target STIC amount to reflect actual individual performance. By setting a maximum cap amount that can then be reduced, we believe our annual STIC payments qualify for full deductibility under Section 162(m) of the Internal Revenue Code. This use of negative discretion and reduction in the actual award amounts is not a negative reflection on the performance of our Named Executive Officers, but rather is done to ensure maximum flexibility with respect to the payment of performance-based bonuses. If instead we had set each Named Executive Officer’s Maximum Target STIC amount at a minimum level and the Compensation Committee then used its discretion to increase the amounts to reflect individual performance, actual payouts might not qualify for an income tax deduction under Section 162(m).
Stock Incentive Plan (LTIC)
We provide Long-Term Incentive Compensation to our Named Executive Officers (and other employees) by awarding them stock options, or deferred stock awards or restricted stock. Our Stock Incentive Plan (the “Stock Plan”) enables us to grant such equity-based awards.
The Compensation Committee makes and administers all awards made to our Named Executive Officers under the Stock Plan. A total of 4,635,436 shares of our common stock is eligible for issuance under the Stock Plan. (This total includes shares potentially issuable under outstanding awards made to our employees prior to the Spin by Former Hillenbrand as to its stock. All of those previous awards were converted from Former Hillenbrand stock to our stock under our Stock Plan at an equitable conversion ratio based on comparative stock prices.) There are annual limits as to the number of options or shares of deferred or restricted stock that can be granted to any one employee or director each year.
Although our Stock Plan enables us to grant several types of equity awards — stock appreciation rights, restricted stock, bonus stock, stock options, and deferred stock units — only stock options and deferred stock awards have been granted and are outstanding under the Stock Plan as of the end of fiscal 2008. However, the Compensation Committee has granted shares of restricted stock to our Named Executive Officers, in lieu of making deferred stock awards to them, for their fiscal 2009 compensation packages.
Stock Options. Incentive (tax-qualified) and non-qualified stock options may be granted to such employees and directors and for such number of shares of our common stock as the Administrator determines. A stock option will be exercisable and vest at such times, over such term, and subject to such terms and conditions as the Administrator determines, at an exercise price which may not be less than the fair market value of the common stock on the date the option is granted. Payment of the exercise price may be made in such manner as the Administrator may provide, including cash, delivery of shares of common stock already owned or subject to award under the plan, “attestation” of common stock ownership, broker-assisted “cashless exercise,” or any other manner determined by the Administrator. To this point, the Company has issued only non-qualified stock options, and no incentive stock options, to the Named Executive Officers.

Deferred Stock. A deferred stock award represents our agreement to deliver shares of common stock (or their cash equivalent) to the award recipient at a specified future time or upon a specified future event. Vesting of the award shares and/or delivery of them may be conditioned upon the completion of a specified period of service, the attainment of specific performance goals, or such other criteria as the Administrator may determine, or may provide for the unconditional delivery of shares (or their cash equivalent) on a specified date. In making an award of deferred stock the Administrator will specify the period during which receipt of the common stock will be deferred and the period, if any, during which the award is subject to (or the performance objectives that must be achieved in order to avoid) forfeiture, and may provide for the issuance of stock pursuant to the award without payment therefor. At the end of the deferral period, and assuming the satisfaction of any condition(s) to vesting of the award, the award will be settled in shares of common stock, cash equal to the fair market value of such stock, or a combination thereof, as determined by the Administrator. During the deferral period set by the Administrator, the award holder may not sell, transfer, pledge, or assign the deferred stock award. In the event of termination of service before the deferred stock award has vested, the award will be forfeited. Under certain terms in the event of retirement, disability, death, or Change in Control, pro rata accelerated vesting will occur. Deferred stock awards carry no voting rights until such time as shares of common stock are actually issued. The Administrator has the right to determine whether and when dividend equivalents will be paid with respect to a deferred stock award. Generally, dividends are accrued on deferred stock awards and are paid when the shares are distributed.
Restricted Stock. A grant of shares of restricted stock involves the actual issuance of shares of our common stock to the grant recipient. However, the right to retain the shares of restricted stock is conditioned upon whatever “vesting” conditions are specified as part of the grant. Until those vesting conditions are satisfied, the restricted stock cannot be sold, transferred, pledged, or assigned, and is subject to forfeiture if the vesting conditions are not satisfied. We hold the stock certificate, along with an endorsement back to us, and only give the grant recipient a certificate for the number of shares that become vested. Vesting conditions can either be time-based, performance-based, or structured in whatever other manner we choose. The grant recipient will be entitled to such voting and dividend rights as we specify prior to the vesting of the shares of restricted stock. In the event of a termination of employment prior to vesting, the restricted stock will be forfeited. However, under certain terms in the event of retirement, disability, death, or a change in control, a pro rata vesting will occur.
Time-Based Equity Awards. Stock options and deferred stock awards have typically been granted by Former Hillenbrand annually in December, following certification of the financial results from the immediately preceding fiscal year. The awards made by Former Hillenbrand were generally time-based equity awards in that they vested over a period of time if the award holder continued to be employed by or a director of the Company. Stock options have typically been granted for terms of ten years and vest one-third on each of the first three anniversaries of the date of grant. Deferred stock shares awarded in the form of restricted stock units have typically vested over five years in twenty percent, twenty-five percent, twenty-five percent and thirty percent increments on the day after the dates of each of the second, third, fourth, and fifth anniversaries of the grant.
Performance-Based Equity Awards. The Administrator may designate and structure any awards under the Stock Plan as performance-based awards. With respect to performance-based awards, either the granting or vesting (or both) of the award is made subject to the achievement of Company performance objectives specified by the Administrator. The performance objectives specified for a particular award may be based on one or more of the following criteria, which the Administrator may apply to our Company as a whole and/or to a subsidiary, and which the Administrator may use either as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies: sales, operating profits, operating profits before taxes, operating profits before interest expense and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, shareholder value added, and market value added.

The Compensation Committee has decided for fiscal 2009 to award restricted stock as performance-based equity awards rather than making time-based equity awards as were typically awarded by Former Hillenbrand. Accordingly, the amount of compensation ultimately received by the award recipient will be tied to and conditioned on some performance objective for our Company rather than being conditioned merely on the passage of time and continued employment. As we have said in our compensation philosophy, the Company management team is charged with increasing the long-term economic value of the Company in excess of the rate investors expect. That is accomplished by growing the amount of cash generated by the Company over time through execution of the Company’s strategy and the initiatives that flow from that strategy.
For fiscal 2009, the measurement tool is a shareholder value creation model, which is a discounted cash flow model that measures the true economic return to investors. The key inputs into the model are net income, free cash flow, and the weighted average cost of capital. Each performance-based deferred stock share grant will span the performance of three consecutive fiscal years, and the performance award at the end of the three years will be based upon the incremental shareholder value created over/under what was expected.
The long-term incentive plan for the Named Executive Officers is designed to pay on the basis of the growth in value by the team over a three year period. By linking rewards with the growth in the economic value of the Company, the plan aligns the interests of the team with those of the Company’s investors. Also, by using a three year period, the plan shapes investment strategies that improve the value of the business over the long term.
Although vesting of stock options is time-based and not performance-based, stock options, by their nature, are also performance-based awards that are tied to our stock price. If our stock price does not go up above the option’s exercise price (which was our stock price the date the option was granted), then the option is worthless.
Accordingly, for 2009 our Compensation Committee has made the entire Long-Term Incentive Compensation component of the compensation packages of our Named Executive Officers tied in some manner to our Company’s performance, thereby aligning their individual interests more closely to the interests of our shareholders (as stated in our Executive Compensation Philosophy previously quoted).
Section 162(m). Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met. Performance-based compensation is generally not subject to the deductibility cap under Section 162(m). Time-based vested deferred stock share awards are subject to Section 162(m) and are included in the $1 million compensation cap in the year the awards are included in taxable income of the recipient. Switching to performance-based share awards for restricted stock should, when the $1 million limit is or would be applicable, help us avoid the impact of Section 162(m) on our tax deductions for executive compensation.

Share Ownership Guidelines. All of our Named Executive Officers are expected to own a significant number of shares of our common stock. Specifically, our Chief Executive Officer and the other Named Executive Officers, from and after the later of (i) April 1, 2008, or (ii) the date on which any such individual first became an officer of Hillenbrand, Inc. or any of its subsidiaries (“Start Date”) are required to hold shares of our common stock or equivalents described below at the following levels (“Required Ownership Level”):

Position	Required Ownership Level

Chief Executive Officer	4 x Base Annual Salary
Senior Vice Presidents of the Company	2 x Base Annual Salary
Vice Presidents of the Company and all subsidiaries	1 x Base Annual Salary
Shares owned outright and deferred or restricted stock shares, whether vested or unvested, count as share equivalents towards the Required Ownership Level. The Required Ownership Level must be achieved within five years from the Start Date. Failure to achieve or maintain the Required Ownership Level may result in (1) the applicable individual being required to hold all after-tax vested deferred stock shares and after-tax shares acquired upon exercise of stock options, or (2) suspension of future restricted stock or deferred stock awards, until the Required Ownership Level is achieved. The Compensation Committee (or its designee) may make exceptions, in its (his or her) sole discretion, in the event of disability or great financial hardship.
Retirement and Savings Plans
In connection with the Spin, we adopted various retirement and savings benefit plans that are virtually identical to those maintained by Former Hillenbrand (and in which our employees participated). The account balances and interests of our employees were then transferred from the Former Hillenbrand’s plans to our own plans. These plans are described below.
Hillenbrand, Inc. Pension Plan
We have adopted a defined benefit pension plan (the “Pension Plan”) identical to one maintained by Former Hillenbrand. The Pension Plan provides monthly retirement benefits based on a formula that takes into consideration the highest average annual compensation of a participant over a five consecutive year period and the participant’s years of service to the Company (including years of service to Former Hillenbrand).
The Pension Plan is closed to new salaried employees. (The identical plan of Former Hillenbrand was closed to new salaried employees in 2003.) Messrs. Camp, DiBease, and Kunkel are the only Named Executive Officers who are active participants in the Pension Plan. Mr. Zerkle has a frozen benefit in the Pension Plan. We are required to make annual contributions that are determined actuarially as the amount needed to adequately fund future benefits to be paid out to participants.
For information regarding the benefits potentially payable to our Named Executive Officers under the Pension Plan, see the “Pension Benefits at September 30, 2008” table below.

Hillenbrand, Inc. Savings Plan
We maintain a tax-qualified defined contribution savings plan (the “Savings Plan”) in which substantially all of our employees, including the Named Executive Officers, are eligible to participate. Employees may contribute up to 40% of their compensation on a pre-tax basis to the Savings Plan. For those salaried participants who are not active participants in the Pension Plan, the Company matches their contributions in an amount equal to 50¢ on the dollar for their contributions up to six percent of their compensation. No matching contributions are made for employees who are active participants in the Pension Plan. Additionally, whether or not employees contribute to the Savings Plan, the Company provides an automatic Company contribution per pay period to the Savings Plan for all employees eligible to participate in an amount equal to four percent of their compensation if they are not active participants in the Pension Plan or three percent if they are active participants in the Pension Plan. All contributions by employees and the automatic Company contribution are fully vested immediately. The Company matching contributions do not vest until after three years of credited service; after that point Company matching contributions vest immediately when made.
For information regarding compensation paid to our Named Executive Officers under the Savings Plan, see footnote 6 to the Summary Compensation Table in Part III below.
Supplemental Executive Retirement Plan
We maintain and agree to pay future cash benefits under a Supplemental Executive Retirement Plan (the “SERP”) for certain of our executive officers who are selected to participate in the plan. The Named Executive Officers who currently are participants in the SERP are Messrs. Camp, Raver, DiBease, and Kunkel. The Compensation Committee, or an executive officer authorized by the Compensation Committee to do so, can select additional executives to become participants in the SERP. Additionally, the Compensation Committee can at any time choose to “freeze” the accrued benefits of a participant under the SERP and stop accruing additional benefits under the plan for that participant.
The SERP is an unfunded retirement benefit plan, and is not a tax qualified retirement plan under the Internal Revenue Code. No monies are actually “contributed” to the SERP by the Company to fund future benefit payouts. Under the SERP, future payout amounts are simply recorded in “accounts” set up for the participants to record the amounts the Company is obligated to pay them if and when they become entitled to payment of their accrued benefits. If a participant is ever terminated for “cause” (as such term is defined in the SERP), all benefits under the SERP are forfeited.
There are two components of the SERP — a defined contribution component and a defined benefit component. The SERP is designed to supplement the amount of retirement benefits that participants are entitled to receive from either or both of our Pension Plan and our Savings Plan. For tax qualified retirement plans, such as our Pension Plan and our Savings Plan, the Internal Revenue Code establishes various limitations that must be applied no matter what the terms of the plan might be. For example, the tax laws limit the maximum amount of annual benefits that can be paid to a participant under a defined benefit plan, limit the maximum amount that can be contributed for any particular year by or for a participant under a defined contribution plan, and limit the maximum amount of compensation that can be counted as earnings of the participant for purposes of calculating benefits or contributions under either type of plan. The application of these tax law limitations can result in a reduction in the amount of retirement benefits that would otherwise be payable to a participant under the terms of a tax qualified retirement plan. In general, the SERP is designed to pay benefits to a retiring participant that “make up” for any reduction in the benefits that would otherwise have been payable to the retiree under our Pension Plan, or a reduction in the contributions that the Company would have made for such retiree under the Savings Plan, on account of the application of those tax law limitations.

Additionally, under the defined contribution component, the SERP permits the Company to accrue an additional benefit amount equal to 3% of compensation for selected participants in the SERP each year. The Compensation Committee selects which SERP participants, if any, shall receive this additional accrual each year. For this purpose, a participant’s compensation for a particular year is assumed to be an amount that uses the participant’s “target” STIC bonus (the target percentage of base salary selected by the Compensation Committee) rather than the actual STIC bonus paid.
The SERP also has two additional features that can provide enhanced retirement benefits to participants. First, earnings are “added” to the accrued account balances of participants in the defined contribution component of the SERP each year at an annual rate equal to the then current “prime rate” of the Company’s primary bank or at an alternate rate selected by the Compensation Committee. (Again, no funds are actually paid by the Company to the SERP for these earnings additions — the amounts are simply recorded in the accounts maintained for the participants and represent future payment obligations of the Company to the participants.)
Second, the SERP provides that the benefits payable under the Pension Plan and the contributions made by the Company under the Savings Plan should be calculated, on paper, using a SERP participant’s “target” STIC bonus each year, rather than the “actual” STIC bonus paid, as part of the participant’s total compensation. If those calculations determine that the participant’s benefits under the Pension Plan would have been greater if that target STIC payment amount had been the actual amount earned, or that the Company’s contributions to the Savings Plan would have been greater if that target STIC amount had been the actual amount earned, then the SERP will make up the difference in benefits or contributions to the participant.
For information concerning retirement benefits payable to certain of our Named Executive Officers under the SERP, see the table entitled “Pension Benefits at September 30, 2008” in Part III below.
Executive Deferred Compensation Program. Under our Executive Deferred Compensation Program certain executives, including the Named Executive Officers, who are chosen by the Compensation Committee may elect to defer all or a portion of their base salary, Short-Term Incentive Compensation, and certain other benefits, and elect to have them paid in a year or years later than when such amounts would otherwise be payable. As of September 30, 2008, none of the Named Executive Officers participate or have balances in the Executive Deferred Compensation Program except Mr. Kunkel, who has elected to defer payment of his 2008 STIC bonus amount until January 2009.
Severance Benefits and Employment Agreements
We have entered into employment agreements with each of the Named Executive Officers. We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to not competing with us, not soliciting our employees, and maintaining the confidentiality of our proprietary information. Additionally, we believe that employment agreements are a useful tool in the recruiting and retention of senior level executives.

The employment agreements of our Named Executive Officers are terminable by either party without “cause” on 60 days’ written notice, and are also terminable by us at any time (subject to certain cure rights) for “cause” as such term is defined in each employment agreement. Certain of the Named Executive Officers may also terminate their employment agreements for “Good Reason” as such term is defined in their agreements. If we terminate the employment of a Named Executive Officer without “cause” for doing so, or if a Named Executive Officer whose agreement permits it terminates his or her employment with “Good Reason” for doing so, then we are obligated to provide severance compensation in connection with such termination. No severance compensation is payable if we terminate with “cause” or the executive terminates without “Good Reason” or if the employment relationship is terminated on account of death or disability.
If the employment of a Named Executive Officer is terminated by us without cause or is terminated by the executive officer upon the occurrence, without the executive officer’s consent, of a Good Reason event, we are required to provide severance compensation to the Named Executive Officer as follows:
•	continuation of the executive officer’s base salary for twelve months, subject to required withholdings, which payments may need to be delayed for six months under certain provisions of the Internal Revenue Code;
•	continuation of group life and health coverage until the payment described above has been made; and
•	limited out-placement counseling.
The employment agreements also contain non-competition and non-solicitation agreements of the executive officers, which continue in effect generally for a period of two years after the termination of the executive officer’s employment.
For information regarding the severance benefits payable to our Named Executive Officers under their employment agreements, see the Potential Payments Upon Terminations tables under “Compensation of Named Executive Officers” in Part III below.
Change in Control Agreements
We believe that it is important that management of Hillenbrand be in a position to provide assessment and advice to the Company’s Board of Directors regarding any proposed business transaction without being unduly distracted by the uncertainties and risks created by such a proposed change in control. Accordingly, we have entered into Change in Control Agreements with each of our Named Executive Officers except Mr. Haddad (as well as with other key executives) which provide severance compensation to them if their employment is terminated on account of or under certain circumstances following a change in the control of the Company. Severance compensation under our Change in Control Agreements is in lieu of severance compensation provided under the Named Executive Officers’ employment agreements or our Severance Plan.

The Change in Control Agreements provide for payment of specified benefits upon the termination of a Named Executive Officer’s employment (other than on account of death, disability, retirement, or “cause”) in anticipation of or within two years after the occurrence of a “Change in Control” (three years for Mr. Camp), or upon the executive’s termination of employment for “good reason” within two years after a Change in Control (three years for Mr. Camp). The severance benefits to be provided upon a termination of employment under any of the above circumstances are:
•	a lump sum payment in cash equal to two times the executive’s annual base salary (three times for Mr. Camp);
•	continued health and medical insurance for the executive and his or her dependents, and continued life insurance coverage, for 24 months (36 months for Mr. Camp), with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches Social Security retirement age;
•	a lump sum payment equal to twice (three times in the case of Mr. Camp) the amount of the additional amounts accrued during the last 12 months in the executive’s “defined contribution” accounts under the Company’s SERP; and
•	an increase to the defined benefit pension benefit otherwise payable to the executive under the Pension Plan and the SERP component related to the Pension Plan, calculated by giving the executive credit for two additional years of service.
In addition, upon a Change in Control, with respect to executives whose employment is not terminated prior to or at the time of the Change in Control, all outstanding stock options and stock awards will become fully vested, and the executives will be deemed to have earned and will be entitled to payment, within 30 days after the occurrence of the Change in Control, of the current year’s Short-Term Incentive Compensation to the extent such STIC would have been earned if all performance targets for the relevant period were achieved 100%.
The Change in Control Agreements also provide that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional “gross-up” payment in an amount necessary to put him or her in the same after-tax position as if such excise tax had not been imposed, except that if the value of all “parachute payments” to the executive does not exceed 120% of the maximum “parachute payment” that could be paid to him or her without giving rise to the excise tax, the payments otherwise called for by the Change in Control Agreement will be reduced to the maximum amount which would not give rise to the excise tax.
Under the Change in Control Agreements, a “Change in Control” is defined generally as: (1) the acquisition of beneficial ownership of 35% or more of the voting power of all of our voting securities by a person or group other than members of the Hillenbrand Family; (2) the consummation of certain mergers or consolidations; (3) the failure of a majority of the members of our Board of Directors to consist of Current Directors (defined as any director on the date of the Change in Control Agreement and any director whose election was approved by a majority of the then-Current Directors); (4) the consummation of a sale of substantially all of our assets; or (5) the date of approval by our shareholders of a plan of complete liquidation of our Company.
The amounts potentially payable to our Named Executive Officers in connection with a Change in Control are set forth in the tables under the heading “Potential Payments Upon Termination” in Part III: Executive Compensation Tables below.

Other Personal Benefits
In addition to the elements of compensation discussed above, we also provide our Named Executive Officers with various other benefits as described below. We provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives.
Tuition Reimbursement Program. Most employees are eligible to participate in our Tuition Reimbursement Program on an approval basis. This program is provided to support our innovation and commitment to improving our employees’ abilities. We believe that education will support the development of our employees for new positions within our Company and enhance their contributions to the achievement of our strategic goals. Under our Tuition Reimbursement Program, we reimburse tuition, registration fees, and laboratory fees for all approved employees. All fulltime employees are eligible for 100% reimbursement on a course-by-course basis within a job-related degree program; there is no maximum limit to reimbursement. Minimum academic achievement is required in order to receive reimbursement. This program is not currently being used by any of our Named Executive Officers.
Executive Financial Planning, Estate Planning and Tax Preparation Service Program. Named Executive Officers are eligible for reimbursement of (a) financial and estate planning services, and (b) income tax preparation services. Reimbursement is approved for dollar amounts of up to 50% of an executive’s out-of-pocket costs up to $1,000 for each of the above. Qualified expenses include income tax preparation, estate planning, and investment planning, among others.
Executive Physical. We provide the Named Executive Officers with annual physicals. We cover 100% of the cost of this program. This program was developed to promote the physical well-being and health of our senior level managers. We believe that this program is in the best long-term interests of our shareholders.
Other Benefits. Named Executive Officers also participate in other benefit plans that we fully or partially subsidize. Their participation is on the same terms as our other employees. Some of the more significant of these benefits include medical, dental, life, and vision insurance, as well as relocation reimbursement, holiday, and vacation benefits. All Named Executive Officers participate in our group term life insurance program, which provides death benefit coverage of up to two times base salary or $500,000, whichever is less. In addition, our Named Executive Officers are eligible to participate in our optional supplemental group term life insurance program in which participants may purchase up to the lesser of five times their base annual salary or $600,000 of additional term life insurance at their own expense.

PART II: COMPENSATION COMMITTEE REPORT
Each member of the Compensation Committee of the Board of Directors of Hillenbrand, Inc. is “independent,” as that term is defined under (a) the New York Stock Exchange listing standards, (b) the non-employee director standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (c) the outside director requirements of Section 162(m) of the Code, and (d) the Company’s Corporate Governance Standards. The Compensation Committee currently consists of Mark C. DeLuzio, James A. Henderson, Ray J. Hillenbrand, and Stuart A. Taylor, II.
As a committee, our primary function is to ensure Hillenbrand’s executive compensation program is competitive so that the Company can attract and retain executive personnel, and performance-based so that the interests of its management are aligned with both the short-term and long-term interests of its shareholders. We engage an independent executive compensation consulting firm to assist us in our review of the Company’s executive and director compensation programs to ensure these programs are competitive and consistent with our stated objectives. The executive compensation consultant is retained by and is directly accountable to us and we generally approve all related fees paid to the executive compensation consultant. We have no interlocks or insider participation and we engage in annual self evaluations to determine our effectiveness as a committee. We have adopted a charter which may be found on Hillenbrand’s web site at www.hillenbrandinc.com.
Under Section 162(m) of the Internal Revenue Code, the Company is not able to deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees, generally its Named Executive Officers. However, compensation that is “performance-based” is not subject to that deduction limitation. We believe that certain performance-based compensation paid pursuant to the Company’s Stock Incentive Plan and the Company’s Short-Term Incentive Compensation Plan for Key Executives (assuming the adoption of the STIC Plan by the shareholders of the Company) is not subject to the deduction limit. While the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit, the Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders.
The Compensation Committee of the Board of Directors of Hillenbrand, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the preceding Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

James A. Henderson (Chairperson)
Mark C. DeLuzio
Ray J. Hillenbrand
Stuart A. Taylor, II

PART III: EXECUTIVE COMPENSATION TABLES
Tabular Compensation Information
In the following pages we present numerous tables that set out various elements of compensation for our Named Executive Officers. No one table in and of itself presents the “total picture”; instead, you should review all the information carefully to understand the manner in which, and the amounts, our Named Executive Officers have been paid.
Compensation of Named Executive Officers
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended September 30, 2008 and 2007. We have entered into employment agreements with each of the Named Executive Officers — see the “Severance Benefits and Employment Agreements” section of “Part I: Compensation Discussion and Analysis” for further discussion.
To understand all the numbers in the table below, you need to read the footnotes carefully, which explain the various assumptions and calculations that give rise to the dollar amounts in the tables. For example, you will note that in column (f) entitled “Option Awards,” the dollar amount under “Option Awards” is actually a calculation based on certain future assumptions about the Company’s performance. The actual amount ultimately paid to any executive, in particular, may be subject to significant change — up or down — based on whether the Company outperforms or underperforms the various metrics used in this methodology.

								(h)
								Change in
								Pension Value
								and
							(g)	Nonqualified
			(d)		(e)	(f)	Non-Equity	Deferred	(i)
(a)		(c)	STIC		Stock	Option	Incentive Plan	Compensation	All Other	(j)
Name and Principal Position	(b)	Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
(as of September 30, 2008)	Year	$(1)	$		$(2)	$(3)	$(4)	$(5)	$(6)	$

Kenneth A. Camp (7)	2008	$543,198	$—		$1,253,685	$733,105	$400,000	$341,329	$65,735	$3,337,052
President and Chief Executive Officer	2007	$424,102	$—		$745,077	$279,017	$202,881	$338,345	$42,210	$2,031,632

Cynthia L. Lucchese Senior Vice President and Chief Financial Officer	2008	$218,852	$—		$33,773	$52,037	$95,000	$—	$8,308	$407,970

Joe A. Raver President and Chief Operating Officer of Batesville Services	2008	$115,847	$100,000	(8)	$15,972	$17,692	$70,000	$—	$17,061	$336,572

John R. Zerkle (9)	2008	$244,400	$25,000	(9)	$201,252	$71,419	$100,000	$—	$16,678	$658,749
Senior Vice President,	2007	$207,404	$—		$76,284	$37,776	$56,337	$22	$14,550	$392,373
General Counsel and Secretary

								(h)
								Change in
								Pension Value
								and
							(g)	Nonqualified
			(d)		(e)	(f)	Non-Equity	Deferred	(i)
(a)		(c)	STIC		Stock	Option	Incentive Plan	Compensation	All Other	(j)
Name and Principal Position	(b)	Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
(as of September 30, 2008)	Year	$(1)	$		$(2)	$(3)	$(4)	$(5)	$(6)	$

Theodore S. Haddad, Jr. Vice President, Controller, and Chief Accounting Officer	2008	$190,000	$15,000	(10)	$5,109	$7,474	$46,703	$—	$13,300	$277,586

Michael L. DiBease	2008	$299,990	$—		$208,792	$196,774	$93,637	$110	$15,313	$814,616
Vice President,	2007	$295,964	$—		$132,859	$55,670	$59,432	$98,601	$12,998	$655,524
Marketing of Batesville Services

Douglas I. Kunkel	2008	$283,445	$—		$328,474	$107,787	$116,127	$5,891	$15,500	$857,224
Vice President,	2007	$259,062	$—		$102,073	$75,687	$72,696	$25,169	$12,008	$546,695
Operations of Batesville Services

(1)	The amounts indicated represent the dollar value of base salary earned during fiscal years 2008 and 2007 as applicable.

(2)	The amounts indicated represent the aggregate dollar amount of compensation expense, excluding the reduction for risk of forfeiture, related to time-based and performance-based deferred stock awards granted and recognized in our financial statements during fiscal years 2008 and 2007, and includes amounts from awards granted prior to 2007 and accelerated expense as a result of the Spin. The determination of this expense is based on the methodology set forth in Notes 2 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on December 9, 2008.

(3)	The amounts indicated represent the aggregate dollar amount of compensation expense, excluding the reduction for risk of forfeiture, related to stock option awards granted and recognized in our financial statements during fiscal years 2008 and 2007 and includes amounts from awards granted prior to 2007 and a modification charge as a result of the Spin. The determination of this expense is based on the methodology set forth in Notes 2 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on December 9, 2008.

(4)	The amounts indicated represent cash awards earned for fiscal years 2008 and 2007 and paid in fiscal years 2009 and 2008 under Hillenbrand’s and Former Hillenbrand’s STIC Plan. See the “Annual Cash Incentives” section of the Compensation Discussion and Analysis.

(5)	Change in Pension Value and Nonqualified Deferred Compensation earned or allocated during the fiscal year ended September 30, 2008, is as follows:

	Change in	Above Market
	Actuarial Present	Nonqualified
	Value of	Deferred
	Accumulated	Compensation
Name	Pension Benefit (a)	Earnings (b)	Total

Kenneth A. Camp (c)	$340,307	$1,022	$341,329
Cynthia L. Lucchese	$—	$—	$—
Joe A. Raver	$—	$—	$—
John R. Zerkle	$—	$—	$—
Theodore S. Haddad, Jr.	$—	$—	$—
Michael L. DiBease	$—	$110	$110
Douglas I. Kunkel	$5,799	$92	$5,891
(a)	See the Pension Benefits Table below for additional information, including present value assumptions used in this calculation.

(b)	SEC rules characterize earnings in excess of the “Applicable Federal Rate” as “above market” earnings and require the separate disclosure of those amounts.

(c)	The pension benefit for Mr. Camp includes the effect of the supplemental benefits he may earn under the agreement dated March 15, 2006, and more fully described in footnote 5 in the Pension Benefits Table below.

(6)	Consists of Former Hillenbrand and Hillenbrand provided contributions to the Savings Plan and the Savings Plan portion of the SERP. Also includes the incremental cost of other personal benefits provided by Former Hillenbrand and Hillenbrand. All Other Compensation earned or allocated during the fiscal year ended September 30, 2008 is as follows:

	Company Contribution		Other Personal
	401(K)	Supp 401(K)	Benefits	Total

Kenneth A. Camp	$10,331	$53,123	$2,281	$65,735
Cynthia L. Lucchese	$8,308	$—	$—	$8,308
Joe A. Raver	$5,836	$8,225	$3,000	$17,061
John R. Zerkle	$16,653	$—	$25	$16,678
Theodore S. Haddad, Jr.	$13,300	$—	$—	$13,300
Michael L. DiBease	$6,750	$5,737	$2,826	$15,313
Douglas I. Kunkel	$7,221	$5,603	$2,676	$15,500

(7)	Mr. Camp’s base salary was increased from $443,312 to $650,000 effective April 1, 2008.

(8)	Mr. Raver received a $100,000 sign-on bonus when he joined the Company.

(9)	Mr. Zerkle’s base salary increased from $218,478 to $275,000 effective April 1, 2008. Mr. Zerkle also received a $25,000 bonus for his leadership on the Spin steering committee.

(10)	Mr. Haddad received a $15,000 bonus for his contributions to the Spin in the area of SEC reporting.

2009 Compensation Information for Named Executive Officers
Our Compensation Committee has determined the base salaries, made LTIC stock awards and determined the Initial Target STIC amounts for each of the executives who we anticipate will be our Named Executive Officers for the fiscal year 2009, all as reflected in the table below. Additionally, under the STIC Plan, the Compensation Committee has established fiscal 2009 target objectives of $715.6 million in net revenues for both the Company and Batesville Casket, $168.9 million in Core IBT for the Company, and $192.8 in Core IBT for Batesville Casket, with threshold percentages of 90% for each. The adjustments to be made to the Initial Target STIC amounts based on the Company’s financial performance, the Maximum Target STIC amounts, and the actual STIC incentive payment amounts for 2009, if any, will not be determined until the first quarter of fiscal 2010.
All restricted stock grants are held in escrow by the Company and are subject to vesting conditions based on the Company’s financial performance during the three fiscal year period 2009-2011. Dividends payable during that period will be accumulated, will be deemed to be reinvested in additional shares of stock as of the dividend payment date, and will be distributed in proportion to the number of underlying shares granted that vest and are distributed to the holder of the shares.

			(c)	(d)
			Target	Maximum
		(b)	Performance-	Performance-
		Stock	Based	Based
		Options:	Restricted	Restricted	(e)
	(a)	Number of	Stock: Number	Stock: Number	Initial Target
Name	Base Salary (1)	Shares (2)	of Shares (3)	of Shares (4)	STIC

Kenneth A. Camp	$675,000	135,997	101,997	152,996	$607,500
Cynthia L. Lucchese	$312,000	31,430	23,572	35,359	$156,000
Joe A. Raver	$415,000	41,806	31,354	47,032	$311,250
John R. Zerkle	$285,000	36,209	27,157	40,735	$142,500
P. Douglas Wilson	$260,000	28,569	21,427	32,140	$130,000

(1)	2009 Base salary increases for our 2009 Named Executive Officers ranged from 3.6% to 4%.

(2)	All options, if and when vested, are exercisable at a price of $14.89 per share, which was the average between the high and low prices of our common stock on the date of grant, December 18, 2008.

(3)	These amounts represent that portion of the shares of restricted stock set forth in column (d) that each executive ultimately will receive out of escrow at the end of three years if the Company achieves 100 percent of its targeted increase in shareholder value.

(4)	These amounts represent the number of shares of restricted stock that each executive was initially granted on December 18, 2008, but which are being held in escrow by the Company and are subject to forfeiture, in whole or in part, by the executive depending on the incremental shareholder value created by the Company over the three year escrow period.

Equity Conversion Resulting from the Spin
The next several tables reflect information about equity awards that have been made to our Named Executive Officers. Prior to the Spin, all employee equity awards (stock options and deferred stock awards) were granted by Former Hillenbrand. At the time of the Spin, Former Hillenbrand’s outstanding equity awards for employees of the Company, including the Named Executive Officers, were converted into equity awards of the Company with the same terms and conditions, such that the intrinsic values of the equity awards before the Spin were preserved. All unexercised Former Hillenbrand stock options held by our employees, including several of our Named Executive Officers, were converted into stock options to acquire Hillenbrand, Inc. common stock at a conversion ratio of 2.176 shares of Hillenbrand, Inc. common stock for each share of the common stock of Former Hillenbrand, and all unvested deferred stock awards for Former Hillenbrand’s shares were converted into unvested deferred stock awards for Hillenbrand, Inc. shares at that same conversion ratio. The conversion ratio for converting all employee equity awards was calculated by taking the sum of Former Hillenbrand’s closing stock price on March 31, 2008, of $25.99, and Hillenbrand’s “when issued” closing stock price on March 31, 2008, of $22.10, and then dividing that sum by Hillenbrand’s closing stock price on March 31, 2008. The exercise prices of Former Hillenbrand stock options converted to Hillenbrand stock options were adjusted by dividing the Former Hillenbrand exercise price by the same conversion ratio (2.176).

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2008
The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2008. Stock-based awards granted prior to the Spin are presented at the post-Spin conversion equivalents. All stock-based awards in fiscal year 2008 were granted under the Former Hillenbrand Stock Incentive Plan pre-Spin and under the Hillenbrand Stock Incentive Plan post-Spin.

					(f)
					All Other
					Stock	(g)
					Awards:	All Other Option	(h)	(i)
		(c)	(d)	(e)	Number of	Awards: Number	Exercise or	Grant Date
		Estimated Future Payouts Under Non-			Shares of	of Securities	Base Price of	Fair Value of
	(b)	Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Stock and
(a)	Grant	Threshold	Target	Maximum	Units	Options	Awards	Option Awards
Name	Date	$	$	$	#(2)	#(3)	$/sh	$(4)

Kenneth A. Camp		$—	$455,792	$911,584
	12/05/2007					43,520	$24.84	$248,431
	12/05/2007				8,705			$216,201
	4/1/2008					123,515	$21.05	$332,078
	4/1/2008				7,316			$154,002
	4/29/2008				30,879			$575,585

Cynthia L. Lucchese		$—	$109,615	$219,230
	1/7/2008					36,035	$25.63	$212,208
	1/7/2008				9,009			$230,848

Joe A. Raver		$—	$86,538	$173,076
	6/16/2008					31,610	$22.15	$182,926
	6/16/2008				12,418			$274,997

John R. Zerkle		$—	$111,468	$222,936
	12/5/2007					14,362	$24.84	$81,982
	12/5/2007				4,353			$108,100

Theodore S. Haddad, Jr.		$—	$57,000	$85,500
	12/5/2007					4,787	$24.84	$27,327
	12/5/2007				1,252			$31,079

Michael L. DiBease		$—	$119,996	$239,992
	12/5/2007					8,704	$24.84	$49,686
	12/5/2007				2,177			$54,050

Douglas I. Kunkel		$—	$141,731	$283,462
	12/5/2007					24,806	$24.84	$141,606
	12/5/2007				6,529			$162,150

(1)	The amounts indicated represent potential cash awards that could be paid under Hillenbrand’s STIC Plan. See “Annual Cash Incentives” section of the Compensation Discussion and Analysis for a discussion of this plan. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned, which were paid in December, 2008.

(2)	Deferred stock awards were granted pursuant to Former Hillenbrand’s Stock Incentive Plan pre-Spin and pursuant to the Company’s Stock Incentive Plan post-Spin for the fiscal year ended September 30, 2008. Dividends paid on Former Hillenbrand common stock pre-Spin and Hillenbrand common stock post-Spin will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in the corresponding company’s common stock at the market value on the date of such dividend, and will be paid in additional shares on the distribution date of the underlying award. The vesting schedules for stock awards granted during the fiscal year 2008 are disclosed by individual Named Executive Officer in the footnotes in the following Outstanding Equity Awards table.

(3)	Options were granted pursuant to Former Hillenbrand’s Stock Incentive Plan pre-Spin and pursuant to the Company’s Stock Incentive Plan post-Spin for the fiscal year ended September 30, 2008. The options expire in ten years from date of grant and will vest for exercise purposes in equal increments during the first three years of the option life. Stock awards and options are granted to our Named Executive Officers at the discretion of the Compensation Committee.

(4)	The valuation of stock options and deferred stock shares are based on the methodology set forth in Notes 2 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on December 9, 2008.

Outstanding Equity Awards at September 30, 2008
The following table summarizes the number and terms of stock option awards, time-based deferred stock share awards and performance-based deferred stock share awards outstanding for each of the Named Executive Officers as of September 30, 2008.

	Option Awards						Stock Awards
				(d)						(i)
										Equity	(j)
										Incentive	Equity
										Plan	Incentive Plan
				Equity						Awards:	Awards:
				Incentive					(h)	Number of	Market or
	(b)	(c)		Plan Awards:			(g)		Market	Unearned	Payout Value
	Number of	Number of		Number of			Number of		Value of	Shares,	of Unearned
	Securities	Securities		Securities			Shares or		Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying	(e)		Units of		Units of	Other	or Other
	Unexercised	Unexercised		Unexercised	Option	(f)	Stock That		Stock That	Rights	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have	Have Not
(a)	#	#		Options	Price	Expiration	Vested		Vested	Not Vested	Vested
Name	Exercisable	Unexercisable		#	$	Date	# (1)		$ (2)	# (3)	$ (2)

Kenneth A. Camp	17,408				$23.97	1/18/2009
	5,440				$13.77	8/23/2009
	21,760				$16.69	1/17/2010
	21,760				$20.84	1/15/2011
	21,760				$22.35	4/9/2011
	32,640				$23.03	11/9/2011
	19,584				$28.26	4/9/2012
	43,520				$21.82	12/4/2012
	43,520				$26.76	12/3/2013
	52,224				$25.54	12/15/2014
	29,014	14,506	(4)		$22.50	11/30/2015
	14,507	29,013	(5)		$26.61	11/30/2016
		43,520	(6)		$24.84	12/5/2017
		123,515	(7)		$21.05	4/1/2018
							47,826	(8)	$964,172	16,755	$337,781

Cynthia L. Lucchese		36,035	(9)		$25.63	1/7/2018
							9,223	(10)	$185,936

Joe A. Raver		31,610	(11)		$22.15	6/16/2018
							12,638	(12)	$254,782

John R. Zerkle	2,901				$25.54	12/15/2014
	3,191	3,191	(4)		$22.50	11/30/2015
	3,627	7,253	(5)		$26.61	11/30/2016
		14,362	(6)		$24.84	12/5/2017
							4,479	(13)	$90,297

Theodore S. Haddad, Jr.		4,787	(6)		$24.84	12/5/2017
							1,288	(14)	$25,966

Michael L. DiBease	21,760				$23.97	1/18/2009
	21,760				$16.69	1/17/2010
	21,760				$20.84	1/15/2011
	17,408				$23.03	11/9/2011
	8,704				$28.26	4/9/2012
	17,408				$21.82	12/4/2012
	8,704				$26.76	12/3/2013
	10,880				$25.54	12/15/2014
	7,254	3,626	(4)		$22.50	11/30/2015
	3,627	7,253	(5)		$26.61	11/30/2016
		8,704	(6)		$24.84	12/5/2017
							2,240	(15)	$45,158

Douglas I. Kunkel	2,537				$25.54	12/15/2014
	6,528	6,528	(4)		$22.50	11/30/2015
	7,254	14,506	(5)		$26.61	11/30/2016
		24,806	(6)		$24.84	12/5/2017
							6,718	(16)	$135,435

(1)	Dividends paid on Hillenbrand common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Hillenbrand common stock at the market value on the date of such dividend, and will be paid in additional shares on the distribution date of the underlying award. Generally, vesting is contingent upon continued employment in the case of awards made by Former Hillenbrand. In the case of retirement, death, or disability, vesting may be accelerated for options and deferred stock awards held over one year from issue date of award.

(2)	Value is based on the closing price of Hillenbrand common stock of $20.16 on September 30, 2008, as reported on the New York Stock Exchange.

(3)	Performance-based deferred stock shares that were awarded to Mr. Camp on April 5, 2007. The shares will vest 100% if certain Company sales and income goals are achieved for fiscal 2009.

(4)	The options were granted on November 30, 2005. Remaining unexercisable options vested 100% on November 30, 2008.

(5)	The options were granted on November 30, 2006. Remaining unexercisable options vested 50% on November 30, 2008, and will fully vest on November 30, 2009.

(6)	The options were granted on December 5, 2007. Remaining unexercisable options vested 33 1/3% on December 5, 2008, and will vest 33 1/3% each on December 5, 2009 and 2010, respectively.

(7)	The options were granted on April 1, 2008. Remaining unexercisable options will vest 33 1/3% each on April 1, 2009, 2010, and 2011, respectively.

(8)	Mr. Camp was awarded the following deferred stock shares:

	Deferred Stock Shares
Award Date	Awarded	Vesting Schedule
December 5, 2007	8,705	Award will vest 20%, 25%, 25%, and 30% on December 6, 2009, 2010, 2011, and 2012, respectively.
April 1, 2008	7,316	Award will vest 20%, 25%, 25%, and 30% on April 2, 2010, 2011, 2012, and 2013, respectively.
April 29, 2008	30,879	Award will vest 25%, 25%, and 50% on April 30, 2010, 2011, and 2013, respectively.

(9)	The options were granted on January 7, 2008. Remaining unexercisable options will vest 33 1/3% each on January 7, 2009, 2010, and 2011, respectively.

(10)	Ms. Lucchese was awarded the following deferred stock shares:

	Deferred Stock Shares
Award Date	Awarded	Vesting Schedule
January 7, 2008	9,009	Award will vest 20%, 25%, 25%, and 30% on January 8, 2010, 2011, 2012, and 2013, respectively.

(11)	The options were granted on June 16, 2008. Remaining unexercisable options will vest 33 1/3% each on June 16, 2009, 2010, and 2011, respectively.

(12)	Mr. Raver was awarded the following deferred stock shares:

	Deferred Stock Shares
Award Date	Awarded	Vesting Schedule
June 16, 2008	12,418	Award will vest 20%, 25%, 25%, and 30% on June 17, 2010, 2011, 2012, and 2013, respectively.

(13)	Mr. Zerkle was awarded the following deferred stock shares:

	Deferred Stock Shares
Award Date	Awarded	Vesting Schedule
December 5, 2007	4,353	Award will vest 20%, 25%, 25%, and 30% on December 6, 2009, 2010, 2011, and 2012, respectively.

(14)	Mr. Haddad was awarded the following deferred stock shares:

	Deferred Stock Shares
Award Date	Awarded	Vesting Schedule
December 5, 2007	1,252	Award will vest 20%, 25%, 25%, and 30% on December 6, 2009, 2010, 2011, and 2012, respectively.

(15)	Mr. DiBease was awarded the following deferred stock shares:

	Deferred Stock Shares
Award Date	Awarded	Vesting Schedule
December 5, 2007	2,177	Award will vest 20%, 25%, 25%, and 30% on December 6, 2009, 2010, 2011, and 2012, respectively.

(16)	Mr. Kunkel was awarded the following deferred stock shares:

	Deferred Stock Shares
Award Date	Awarded	Vesting Schedule
December 5, 2007	6,529	Award will vest 20%, 25%, 25%, and 30% on December 6, 2009, 2010, 2011, and 2012, respectively.

Option Exercises and Stock Vested For Fiscal Year Ended September 30, 2008
The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2008, for the Named Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

	(b)	(c)	(d)		(e)
	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on		Value Realized on
(a)	Exercise	Exercise	Vesting		Vesting
Name	#	$(1)	#		$(2)

Kenneth A. Camp	17,409	$22,751	1,678		$41,372
			2,359		$57,945
			2,089		$51,730
			6,346		$143,438
			53,108	(3)	$1,184,574

John R. Zerkle	—	—	523		$12,878
			945		$23,199
			1,160		$28,721
			8,744	(3)	$195,035

Michael L. DiBease	8,704	$11,375	907		$22,377
			1,179		$28,973
			1,160		$28,721
			11,711	(3)	$261,214

Douglas I. Kunkel	—	—	1,271		$31,337
			1,534		$37,686
			812		$20,099
			15,523	(3)	$346,241

(1)	Based upon the difference between the price of Hillenbrand common stock (Former Hillenbrand common stock for pre-Spin exercises) on the New York Stock Exchange at the time of exercise and the exercise price for the stock options exercised.

(2)	Based upon the average of the high and low price of Former Hillenbrand common stock on the New York Stock Exchange on the date the stock awards vest or if the vesting date is a non-trading day, then the next trading day thereafter.

(3)	Stock award vesting was accelerated as a result of the Spin.

Pension Benefits at September 30, 2008
The following table quantifies the pension benefits expected to be paid from the Hillenbrand, Inc. Pension Plan (“Pension Plan”) and the Hillenbrand, Inc. Supplemental Executive Retirement Plan (“SERP”).

		(c)	(d)	(e)
		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
(a)	(b)	Service	Benefit	Fiscal Year
Name	Plan Name(1)(2)	#	$(3)	$

Kenneth A. Camp (4)	Pension Plan	27	$652,626	$—
	SERP	29	$1,976,047	$—

John R. Zerkle (5)	Pension Plan	1	$6,152	$—

Michael L. DiBease	Pension Plan	31	$415,579	$—
	SERP	31	$409,268	$—

Douglas I. Kunkel	Pension Plan	16	$99,429	$—
	SERP	16	$71,550	$—

(1)	The Pension Plan covers officers of Former Hillenbrand and other employees. Contributions to the Pension Plan by Former Hillenbrand are made on an actuarial basis, and no specific contributions are determined or set aside for any individual. Effective June 30, 2003, the Pension Plan was closed to new participants. Existing participants, effective January 1, 2004, were given the choice of remaining in the Pension Plan and continuing to earn credit service or of freezing their accumulated benefit as of January 1, 2004, and of participating in an enhanced defined contribution savings plan. Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts. Employees, including officers of Former Hillenbrand, who retire under the Pension Plan, receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.

The Pension Plan permits participants with 5 or more years of credited service to retire as early as age 55 but with a reduction in the amount of their monthly benefit. The reduction is one quarter of 1% for each month the actual retirement date precedes the participant’s normal retirement date at age 65 up to a maximum of 30%.

(2)	The Company maintains the Pension Plan portion of the SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee of the Company whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code. The additional retirement benefits provided by the SERP are for certain Pension Plan participants chosen by the Compensation Committee, in an amount equal to the benefits under the Pension Plan which are so reduced, curtailed or limited by reason of the application of such limitation. “Compensation” under the SERP means the corresponding definition of compensation under the Pension Plan plus a percentage of a participant’s eligible compensation as determined under the Company’s Short-Term Incentive Compensation Program. The retirement benefit to be paid under the SERP is from the general assets of the Company, and such benefits are generally payable at the time and in the manner benefits are payable under the Pension Plan.

(3)	This column represents the total discounted value of the monthly single life annuity benefit earned as of September 30, 2008, assuming the executive leaves Hillenbrand at this date and retires at age 65. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. Further explanation of the valuation method and assumptions is included in Note 7 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on December 9, 2008.

(4)	On March 16, 2006, Former Hillenbrand agreed to provide supplemental benefits to Mr. Camp under the SERP. The agreement provided that if Mr. Camp remained employed by Former Hillenbrand or us for the entire four-year period beginning on March 16, 2006, and his employment is not thereafter terminated for “cause” (as defined in the employment agreement between us and Mr. Camp), then for benefit calculation purposes under the SERP, Mr. Camp will be credited with an additional four years of service earned under the Pension Plan portion of the SERP (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period). Also under this agreement, if during the four-year period beginning March 16, 2006:
(i)	Mr. Camp’s employment with us is terminated after March 16, 2007, due to disability or death,

(ii)	Mr. Camp’s employment with us is terminated after March 16, 2007, without “cause” (as defined in Mr. Camp’s employment agreement) or by Mr. Camp for “good reason” (as defined in Mr. Camp’s employment agreement),

(iii)	a “change in control” of the Company occurs, or

(iv)	a sale, transfer or disposition of substantially all of our assets or capital stock occurs,

then Mr. Camp will be credited with one additional year of service under the Pension Plan portion of the SERP for each full year worked during the four-year period beginning March 16, 2006 (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period).
(5)	Mr. Zerkle has one year credited service in the Pension Plan, in which his accumulated benefit was frozen as of January 1, 2004. Mr. Zerkle participates in the Savings Plan and has accumulated six years of vested service in the Savings Plan.
Nonqualified Deferred Compensation for Fiscal Year Ending September 30, 2008

	(b)	(c)	(d)		(f)
	Executive	Company	Aggregate	(e)	Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Balance at
	Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
(a)	Year	Year	Year	Distributions	Year End
Name	$	$(1)	$	$	$(2)

Kenneth A. Camp	$—	$53,123	$10,994	$—	$218,403
Cynthia L. Lucchese	$—	$—	$—	$—	$—
Joe A. Raver	$—	$8,225	$51	$—	$8,276
John R. Zerkle	$—	$—	$—	$—	$—
Theodore S. Haddad, Jr.	$—	$—	$—	$—	$—
Michael L. DiBease	$—	$5,737	$1,200	$—	$23,426
Douglas I. Kunkel	$—	$5,603	$1,026	$—	$20,572

(1)	Hillenbrand maintains the Savings Plan portion of SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee or the Chief Executive Officer of Hillenbrand whose retirement benefits under the Savings Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code. The additional retirement benefits provided by the SERP are for certain Savings Plan participants chosen by the Compensation Committee, in an amount equal to the benefits under the Savings Plan which are so reduced, curtailed, or limited by reason of the application of such limitation. Additionally, certain participants in the SERP who are selected by the Compensation Committee may annually accrue an additional benefit of a certain percentage of such participant’s compensation (as defined below) for such year (the current percentage is three), and the amount of the retirement benefits shall equal the sum of such annual accruals plus additional earnings based on the monthly prime rate in effect from time to time or at other rates determined by the Compensation Committee.

“Compensation” under the SERP means the corresponding definition of compensation under the Savings Plan plus a percentage of a participant’s eligible compensation as determined under Hillenbrand’s Short-Term Incentive Compensation Program. Amounts reported here are also reported as Supplemental 401(k) and Supplemental Retirement in the Summary Compensation Table under the column entitled “All Other Compensation” and further disclosed in footnote 6 thereto. A lump sum cash payment is available to the participant within one year of retirement or termination of employment. In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

(2)	The following amounts represent employer contributions and above market earnings that have been reported as compensation in the Summary Compensation Table in fiscal year 2008 and previous fiscal years.

Name	2008	2007

Kenneth A. Camp	$54,145	$40,770
Joe A. Raver	$8,225	$—
Michael L. DiBease	$5,847	$6,002
Douglas I. Kunkel	$5,695	$4,655
Potential Payments Upon Termination
The following tables present the benefits that would be received by each of the Named Executive Officers in the event of a hypothetical termination as of September 30, 2008. For information regarding definitions of termination events included in the employment agreements, see “Part I: Compensation Discussion and Analysis — Severance Benefits and Employment Agreements” above.

Kenneth A. Camp

		Accelerated	Continuance of
	Salary & Other	Vesting of	Health &
Event	Cash Payments	Stock Awards	Welfare Benefits	Total

Permanent Disability	$1,442,219	$337,781	$9,056	$1,789,056
Death	$1,135,000	$337,781	$3,736	$1,476,517
Termination without Cause	$700,000	$—	$9,056	$709,056
Resignation with Good Reason	$700,000	$—	$9,056	$709,056
Termination for Cause	$50,000	$—	$—	$50,000
Resignation without Good Reason	$50,000	$—	$—	$50,000
Retirement	$635,000	$—	$—	$635,000
Change in Control (see table below)
Cynthia L. Lucchese

		Accelerated	Continuance of
	Salary & Other	Vesting of	Health &
Event	Cash Payments	Stock Awards	Welfare Benefits	Total

Permanent Disability	$2,097,212	$—	$13,264	$2,110,476
Death	$661,538	$—	$6,242	$667,780
Termination without Cause	$311,538	$—	$13,264	$324,802
Resignation with Good Reason	$311,538	$—	$13,264	$324,802
Termination for Cause	$11,538	$—	$—	$11,538
Resignation without Good Reason	$11,538	$—	$—	$11,538
Retirement	$161,538	$—	$—	$161,538
Change in Control (see table below)
Joe A. Raver

		Accelerated	Continuance of
	Salary & Other	Vesting of	Health &
Event	Cash Payments	Stock Awards	Welfare Benefits	Total

Permanent Disability	$2,513,198	$—	$12,989	$2,526,187
Death	$815,385	$—	$6,242	$821,627
Termination without Cause	$415,385	$—	$12,989	$428,374
Resignation with Good Reason	$415,385	$—	$12,989	$428,374
Termination for Cause	$15,385	$—	$—	$15,385
Resignation without Good Reason	$15,385	$—	$—	$15,385
Retirement	$315,385	$—	$—	$315,385
Change in Control (see table below)

John R. Zerkle

		Accelerated	Continuance of
	Salary & Other	Vesting of	Health &
Event	Cash Payments	Stock Awards	Welfare Benefits	Total

Permanent Disability	$1,565,252	$—	$13,396	$1,578,648
Death	$653,365	$—	$6,242	$659,607
Termination without Cause	$290,865	$—	$13,396	$304,261
Resignation with Good Reason	$290,865	$—	$13,396	$304,261
Termination for Cause	$15,865	$—	$—	$15,865
Resignation without Good Reason	$15,865	$—	$—	$15,865
Retirement	$153,365	$—	$—	$153,365
Change in Control (see table below)
Theodore S. Haddad, Jr.

		Accelerated	Continuance of
	Salary & Other	Vesting of	Health &
Event	Cash Payments	Stock Awards	Welfare Benefits	Total

Permanent Disability	$1,378,741	$—	$13,271	$1,392,012
Death	$444,308	$—	$6,242	$450,550
Termination without Cause	$197,308	$—	$13,271	$210,579
Resignation with Good Reason	$197,308	$—	$13,271	$210,579
Termination for Cause	$7,308	$—	$—	$7,308
Resignation without Good Reason	$7,308	$—	$—	$7,308
Retirement	$64,308	$—	$—	$64,308
Change in Control *	$254,308	$—	$13,271	$267,579

*	Mr. Haddad does not have a change in control agreement with the Company. However, in the event his employment is terminated without cause in connection with a change in control, he would be entitled to certain severance benefits and compensation under his employment agreement and our STIC Plan.
Michael L. DiBease

		Accelerated	Continuance of
	Salary & Other	Vesting of	Health &
Event	Cash Payments	Stock Awards	Welfare Benefits	Total

Permanent Disability	$1,588,933	$—	$13,318	$1,602,251
Death	$643,072	$—	$6,240	$649,312
Termination without Cause	$323,066	$—	$13,318	$336,384
Resignation with Good Reason	$323,066	$—	$13,318	$336,384
Termination for Cause	$23,076	$—	$—	$23,076
Resignation without Good Reason	$23,076	$—	$—	$23,076
Retirement	$143,072	$—	$—	$143,072
Change in Control (see table below)

Douglas I. Kunkel

		Accelerated	Continuance of
	Salary & Other	Vesting of	Health &
Event	Cash Payments	Stock Awards	Welfare Benefits	Total

Permanent Disability	$2,161,006	$—	$660	$2,161,666
Death	$659,500	$—	$—	$659,500
Termination without Cause	$302,500	$—	$660	$303,160
Resignation with Good Reason	$302,500	$—	$660	$303,160
Termination for Cause	$16,500	$—	$—	$16,500
Resignation without Good Reason	$16,500	$—	$—	$16,500
Retirement	$159,500	$—	$—	$159,500
Change in Control (see table below)
Change in Control Benefits
We have change in control agreements with the Named Executive Officers in the following table. For a discussion of their change in control agreements generally, see “Change in Control Agreements” under Part I: Compensation Discussion and Analysis.” The benefits potentially payable under those agreements are set forth in the following table.
Change in Control Benefits

							Acceleration of Stock-Based
			Continuance				Awards (1)
		Incentive	of Health &	Vacation and		Retirement	Restricted
		Compensation	Welfare	Insurance	Pension	Savings Plan	Stock	Performance-	Tax
Name	Salary	(1)	Benefits	Benefits	Benefits	Benefit	Awards	Based Awards	Gross-Up	Total

Kenneth A. Camp	$1,950,000	$585,000	$25,187	$51,980	$505,730	$192,351	$964,172	$337,781	$1,621,845	$6,234,046

Cynthia L. Lucchese	$600,000	$150,000	$25,538	$12,528	$—	$—	$185,936	$—	$318,375	$1,292,377

Joe A. Raver	$800,000	$300,000	$25,538	$15,825	$—	$66,208	$254,782	$—	$517,830	$1,980,183

John R. Zerkle	$550,000	$137,500	$25,538	$17,119	$—	$—	$90,297	$—	$—	$820,454

Michael L. DiBease	$599,980	$119,996	$25,315	$24,396	$157,259	$13,874	$45,158	$—	$—	$985,978

Douglas I. Kunkel	$572,000	$143,000	$—	$17,820	$98,135	$13,258	$135,435	$—	$—	$979,648

(1)	Generally, benefits payable upon a Change in Control of the Company are payable to our Named Executive Officers whose employment is terminated (a) under certain specified circumstances (such as by the Company without “cause” for doing so), and (b) either in anticipation of, or within a set period of time after the occurrence of, the Change in Control transaction. However, there are two benefits that are payable only to our Named Executive Officers who remain employed for any period of time after the Change in Control, regardless of whether or not they are later terminated. For those Named Executive Officers, all of their unvested equity awards become fully vested upon the occurrence of the transaction. In addition, they become entitled to payment of their Short-Term Incentive Compensation bonus for the fiscal year in which the Change in Control occurred within 30 days after the transaction resulting in the Change in Control is consummated, payable in an amount based on the assumed 100% achievement by the Company of its financial performance objectives for that year under the STIC Plan.

COMPENSATION OF DIRECTORS
The following table sets forth the compensation paid to our non-employee directors from April 1, 2008, through September 30, 2008. The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. Of the Company’s current Board members, only Mr. Camp is a salaried employee of the Company. All other directors receive separate compensation for Board service.
Director Compensation for the Fiscal Year Ended September 30, 2008

						(f)
						Change in
						Pension Value
	(b)					and
	Fees				(e)	Nonqualified
	Earned	(c)		(d)	Non-Equity	Deferred	(g)
	or Paid	Stock		Option	Incentive Plan	Compensation	All Other
(a)	in Cash	Awards		Awards	Compensation	Earnings	Compensation		(h)
Name	$(1)	$(2) (3)		$(3)	$	$(4)	$(5)		Total

Ray J. Hillenbrand – Chairperson	$144,750	$—		$—	$—	$—	$90		$144,840

William J. Cernugel	$49,750	$16,754	(7)	$—	$—	$—	$117		$66,621

Mark C. DeLuzio	$47,500	$16,754	(7)	$—	$—	$—	$117		$64,371

James A. Henderson	$51,500	$16,754	(7)	$—	$—	$—	$103		$68,357

W August Hillenbrand	$37,000	$—		$—	$—	$—	$266,872	(6)	$303,872

Thomas H. Johnson	$45,000	$16,754	(7)	$—	$—	$—	$117		$61,871

Eduardo R. Menascé	$54,750	$—		$—	$—	$—	$117		$54,867

Stuart A. Taylor, II	$—	$—		$—	$—	$—	$—		$—

(1)	Directors receive an annual retainer of $25,000 for their service as directors, together with a $3,500 fee for each Board meeting attended. The Chairperson of the Board of Directors’ annual retainer is $150,000. For any Board meeting lasting longer than one day, each director who attends receives $1,000 for each additional day. Directors who attend a Board meeting or standing committee meeting by telephone receive fifty percent (50%) of the usual meeting fee. Each director who is a member of the Nominating/Corporate Governance, Audit or Compensation Committees receives a fee of $1,500 for each committee meeting attended. The Chairpersons of the Audit, Compensation and Nominating/Corporate Governance Committees receive an additional $10,000, $8,000, and $7,000 annual retainer, respectively. Directors who attend meetings of committees of which they are not members receive no fees for their attendance.

(2)	Each director is awarded on the first trading day following the close of each annual meeting of the Company’s shareholders 1,800 deferred stock shares (otherwise known as restricted stock units) under the Company’s Stock Incentive Plan. A new director receives a pro-rata portion of the annual award representing the time served during the fiscal year of joining the Board of Directors. Delivery of shares underlying such deferred stock shares occurs on the later to occur of one year and one day from the date of the grant or the six month anniversary of the date that the applicable director ceases to be a member of the Board of Directors of the Company. In the case of the Chairperson of the Board of Directors, the annual grant of deferred stock shares is 3,500. Dividends paid on the Company common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be paid in additional shares on the distribution date of the underlying award.

(3)	As of September 30, 2008, the aggregate numbers of directors’ deferred stock awards and option awards outstanding were as follows:

	Vested
	Deferred Stock	Exercisable
	Awards	Option Awards
Name	#	#

Ray J. Hillenbrand – Chairperson	29,359	—
William J. Cernugel	916	—
Mark C. DeLuzio	2,200	—
James A. Henderson	916	—
W August Hillenbrand	9,156	132,000
Thomas H. Johnson	916	—
Eduardo R. Menascé	7,602	—
Stuart A. Taylor, II	—	—

(4)	Consists of above market nonqualified deferred compensation earnings. Members of the Board of Directors, who are not employees, may participate in the Hillenbrand, Inc. Board of Directors Deferred Compensation Plan in which members may elect to defer receipt of fees earned. Upon election, the participant may invest fees earned in either a cash investment which bears interest at a prime rate in effect from time to time or at other rates determined by the Company, or common stock to be paid at the end of the deferral period.

(5)	Consists of pension benefits, incremental cost of aircraft usage, security expenses, Company paid life insurance, and other personal benefits provided by the Company. All Other Compensation earned or allocated during the fiscal year ended September 30, 2008 is as follows:

		Company
		Paid		Pers. Asst.
	Aircraft	Life	Supp DB	Sal. &
Name	Usage (a)	Insurance (b)	Pension	Benefits	Misc. Benefits	Total

Ray J. Hillenbrand – Chairperson	$—	$90	$—	$—	$—	$90
William J. Cernugel	$—	$117	$—	$—	$—	$117
Mark C. DeLuzio	$—	$117	$—	$—	$—	$117
James A. Henderson	$—	$103	$—	$—	$—	$103
W August Hillenbrand	$23,505	$117	$205,586	$36,322	$1,342	$266,872
Thomas H. Johnson	$—	$117	$—	$—	$—	$117
Eduardo R. Menascé	$—	$117	$—	$—	$—	$117
Stuart A. Taylor, II	$—	$—	$—	$—	$—	$—
(a)	The Company does not charge for the personal use of its aircraft, but it does report amounts related to such use as taxable income to the Internal Revenue Service. The value of the use of Company aircraft disclosed in the Director Compensation Table is based upon the incremental cost of $2,671 per flight hour to the Company and not the values reported to the Internal Revenue Service.

(b)	The value of Company provided term life insurance is the value of net premiums paid and not the values reported to the Internal Revenue Service. Participation in the life insurance program is voluntary and may be declined as indicated.
(6)	W August Hillenbrand and Former Hillenbrand entered into an agreement relating to Mr. Hillenbrand’s retirement as Chief Executive Officer of Former Hillenbrand on December 2, 2000. We assumed that agreement in connection with the Spin. Under that agreement, Mr. Hillenbrand is entitled to receive a package of benefits from the Company for his lifetime, including payment of life and health insurance premiums which are grossed up for tax purposes, reimbursement of medical expenses not covered by insurance, an office, a secretary, reimbursement of miscellaneous expenses, supplemental pension fund benefit payments, and limited use of the Company’s corporate aircraft for personal purposes on the same basis as the Company’s Chief Executive Officer. During the fiscal year ended September 30, 2008, these benefits aggregated $266,755. Additionally, during fiscal year 2008 the Company paid $117 for Company provided term life insurance.

(7)	On April 30, 2008, 900 deferred stock shares with a fair value of $16,754 were granted.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning the Company’s equity compensation plans as of September 30, 2008:

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights ($)	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
Stock Incentive Plan	2,140,777	$20.866	2,387,995

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors (the “Committee”) is composed of three directors, each of whom is independent under SEC Rule 10A-3 and the New York Stock Exchange listing standards. The Committee operates under a written charter adopted by the Board of Directors, a copy of which can be accessed at www.hillenbrandinc.com/CorpGov_overview.htm.
Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this regard, the Committee meets separately at most regular committee meetings with management and with the Company’s outside independent registered public accounting firm. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of the Company’s outside independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm.
In this context, the Committee has reviewed and discussed the fiscal 2008 consolidated financial statements with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s current independent registered accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 Audit Committee Communications. Management and the independent registered public accounting firm also made presentations to the Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) key elements of anti-fraud programs and controls; (iv) transparency of corporate financial reporting; (v) the Company’s critical accounting policies; (vi) the applicability of several new and proposed accounting releases; and (vii) numerous SEC accounting developments.
PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee regarding independence. PwC informed the Audit Committee that it was independent with respect to the Company within the meaning of the securities acts administered by the SEC and the requirements of the Independence Standards Board, and PwC discussed with the Committee that firm’s independence with respect to the Company. In addition, the Committee considered whether non-audit consulting services provided by the auditors’ firm could impair the auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon the Committee’s discussions with management and PwC and the Committee’s review of the representations of management and the report of PwC to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008.
In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of the Company the certifications required to be given by such officers in connection with the Company’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.
Submitted by the Audit Committee,
Eduardo R. Menascé (Chairperson)
William J. Cernugel
Thomas H. Johnson

PROPOSAL NO. 2 — APPROVAL OF HILLENBRAND, INC. SHORT-TERM INCENTIVE COMPENSATION PLAN FOR KEY EXECUTIVES
The second item to be acted upon at the Annual Meeting is the approval of the Hillenbrand, Inc. Short-Term Incentive Compensation Plan for Key Executives (“STIC” or “Plan”), adopted on December 19, 2008, by the Company’s Board of Directors (“Board”), subject to approval of the shareholders at the Annual Meeting. The Plan is effective October 1, 2008. A complete copy of the Plan is set out in Appendix A.
The Board believes that the addition of a shareholder-approved annual incentive compensation plan for key executive employees will help us to attract and retain talented key executive employees and provide a powerful incentive for such employees to use their best efforts to achieve financial goals established by the Board, thereby increasing shareholder value. The adoption of the Plan is consistent with our belief that a significant portion of the compensation of our key executives should be performance-based and that key employees should be rewarded for achieving superior results for our shareholders.
The Board adopted the STIC to provide a flexible plan that will enable us to motivate key executives to achieve appropriate financial goals under a variety of business conditions. The Board has made its adoption of the Plan contingent on shareholder approval so that all amounts payable under the Plan will be excluded from “applicable employee remuneration” under Section 162(m) of the Internal Revenue Code as performance-based compensation and, therefore, not subject to the limitation on deductible compensation under Section 162(m).
Eligibility and Types of Awards
Participation in the Plan is limited to the Chief Executive Officer of the Company and all officers who report directly to the Chief Executive Officer who are selected for participation by the Compensation Committee. Currently, the Company has seven officers to whom the Compensation Committee could grant awards under the Plan (“STIC Awards”). All STIC Awards are contingent cash payments, based on the extent to which performance targets established by the Compensation Committee are achieved and subject to reduction as determined by the Compensation Committee in its discretion. Awards for a fiscal year are generally payable in cash within 90 days after the end of the fiscal year.
Administration
The Plan will be administered by the Compensation Committee, which has broad discretionary authority under the Plan. Within the first 90 days of each fiscal year, the Compensation Committee determines the Company officers eligible to receive awards for a fiscal year, the performance measures and targets used to determine whether such awards will be paid, and a formula for determining the amount of awards. After the end of each fiscal year, the Compensation Committee must certify the extent to which performance targets for the fiscal year have been achieved and the amount payable to each officer under an award.

Performance Targets and Measures
All payments pursuant to an award will be based on the achievement of performance targets related to one or more of the following measures, alone or in combination with others: (i) return on assets, (ii) return on equity, (iii) net revenue, (iv) operating income, (v) net income, (vi) earnings per share, (vii) income before interest and taxes, and (viii) income before taxes. In establishing performance targets for a year, the Compensation Committee may provide for appropriate objectively determinable adjustments to any performance measure for extraordinary and/or non-recurring items. The Compensation Committee will generally provide threshold targets for each performance measure, which if not met, will result in the portion of the bonus based on that measure not being paid. The Compensation Committee may, in its discretion, reduce (but not increase) the bonus amount determined under the formula relating to performance targets.
Limitation of Plan Payments
The maximum amount payable to or with respect to any key executive under the Plan for a fiscal year (including any amounts deferred pursuant to the employee’s election) may not exceed the lesser of (i) three times the officer’s base salary for the fiscal year or (ii) $5 million.
Termination of Employment
If an officer terminates employment before award payments for a fiscal year have been made on account of his or her (i) death, (ii) disability, (iii) retirement, (iv) involuntary termination of employment without cause, or, (v) to the extent provided in his or her employment agreement, voluntary termination of employment for good reason, his or her STIC Award payment for the fiscal year, if any, will be pro-rated (based on the portion of the fiscal year during which he or she was an employee) and paid at the same time as it would have been paid if the officer had not terminated employment. If an officer terminates employment before award payments for a fiscal year have been made for any reason not listed in the preceding sentence, his or her right to any payment for that fiscal year will be forfeited.
Deferral of Awards
A covered officer may elect to defer receipt of a STIC Award payment for a fiscal year by submitting a completed deferral election before the end of the immediately preceding fiscal year.

Amendment and Termination
The Board may amend, suspend, or terminate the Plan at any time, except that shareholder approval of an amendment will be required only to the extent necessary to satisfy applicable legal rules, including the shareholder approval rules required to satisfy Code Section 162(m). The Plan will terminate automatically on the fifth anniversary of the effective date.
Amounts Payable under the Plan
The amounts payable under the Plan for each fiscal year will depend on the criteria selected by the Compensation Committee for the year, the established targets, the extent to which such targets are established, and the extent to which the Compensation Committee exercises its discretion to reduce the amounts determined by the objective formula. The amounts payable to the officers who we anticipate will be participants in the Plan for fiscal 2009 cannot be determined at this time. However, if the Plan had been in effect for the 2008 fiscal year, and our Named Executive Officers had been the participants in the Plan, and the criteria and targets used by the Compensation Committee with respect to 2008 fiscal year Short-Term Incentive Compensation had been used to determine payments, the following amounts would have been paid in December, 2008, for the 2008 fiscal year:

Name	2008 STIC Amount

Kenneth A. Camp	400,000
Cynthia L. Lucchese	95,000
Joe A. Raver	70,000
John R. Zerkle	100,000
Theodore S. Haddad, Jr.	46,703
Michael L. DiBease	93,637
Douglas I. Kunkel	116,127
All Executive Officers as a Group	665,000
All Non-Executive Officers as a Group	256,467
Our Board unanimously recommends a vote FOR Proposal No. 2 to approve and adopt the Hillenbrand, Inc. Short-Term Incentive Plan for Key Executives.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2009. PwC served as the independent registered public accounting firm of the Company for the fiscal year ended September 30, 2008. A representative of PwC will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board of Directors, at the request of the Audit Committee, is recommending the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year 2009.
The affirmative vote of a majority in voting power of the votes cast on the proposal is required for approval of this proposal. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the proposal.
If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Given the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2009 will stand unless the Audit Committee finds other good reason to make a change.
Principal Accountant Fees and Services
The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that non-audit related services, including tax consulting, tax compliance, and tax preparation fees, should not exceed the total of audit and audit related fees. During the fiscal year ended September 30, 2008, PwC’s fees for non-audit related services fell within these guidelines.

	2008	2007

Audit Fees (1)	$1,869,650	$1,257,457
Audit-Related Fees (2)	$265,200	$147,202
Tax Fees (3)	$25,000	$1,300
All Other Fees (4)	$1,500	$1,500

Total (5)	$2,161,350	$1,407,459

(1)	Audit Fees services include: (i) the audit of the financial statements included in our Form 10-K annual report and Form 10; (ii) reviews of the interim financial statements included in our quarterly reports on Form 10-Q; and (iii) our allocation of audit fees paid by Former Hillenbrand for fiscal years 2007 and 2008.

(2)	Audit-Related Fees services include: (i) consultations on the application of accounting standards; (ii) statutory audits of certain subsidiary operations of the Company outside the U.S.; and (iii) out of pocket expenses related to the performance of the audit.

(3)	Tax fees include income tax consultations regarding Treasury Regulation Section 1.1502-13 in fiscal year 2008 and posting of certain tax information in fiscal year 2007.

(4)	All Other Fees includes a subscription to PwC’s accounting research tool.

(5)	The disparity in fiscal 2007 and fiscal 2008 total fees is primarily attributable to the fact that the Company became a stand-alone public company on April 1, 2008.
The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, certain of its officers, and any person holding more than ten percent of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. The Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2008. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, officers, and ten percent beneficial owners.
INCORPORATION BY REFERENCE
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates this proxy statement by reference, the Audit Committee’s Report and the Compensation Committee’s Report shall not be incorporated by reference into any such filings.
January 9, 2009

APPENDIX A
HILLENBRAND, INC.
SHORT-TERM INCENTIVE COMPENSATION PLAN
FOR KEY EXECUTIVES
ARTICLE I.
GENERAL PROVISIONS
Section 1.01. Establishment. Hillenbrand, Inc. (“Company”) has adopted the Hillenbrand, Inc. Short-Term Incentive Compensation Plan for Key Executives (“Plan”), effective October 1, 2008, contingent on approval of the Plan by the Company’s shareholders as provided in Section 1.03.
Section 1.02. Purpose. The purpose of the Plan is to advance the interests of the Company and its Subsidiaries by providing for annual bonuses to participating Executive Employees based on the achievement of pre-established quantitative performance goals. By linking a significant portion of the compensation of Executives to pre-established objective goals, the Company more closely aligns the interests of its Executive Employees with those of its shareholders. Amounts payable under the Plan are intended to constitute Performance-Based Compensation.
Section 1.03. Shareholder Approval. No benefits shall be paid under the Plan with respect to any Participant, unless the Plan is approved by the Company’s shareholders, as required by the regulations under Code Section 162(m) applicable to Performance-Based Compensation.
ARTICLE II.
DEFINED TERMS AND INTERPRETATION
Section 2.01. Definitions. For purposes of the Plan, when a term is capitalized as set out below, the term shall have the following meanings:
(a) “Board” or “Board of Directors” means the Company’s Board of Directors.
(b) “Cause” means, (i) for an Employee who is a party to a written employment agreement with the Employer that defines “cause” or a comparable term at the relevant time, the definition in such employment agreement, and (ii) for all other Employees, the Committee’s good faith determination that the Employee has:
(1) failed or refused to comply fully and timely with any reasonable instruction or order of the Employer, provided that such noncompliance is not based primarily on the Participant’s compliance with applicable legal or ethical standards;
(2) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude, or is otherwise illegal and involves conduct that has the potential to cause the Employer or its related companies or any of their respective officers or directors embarrassment or ridicule;
(3) violated any Employer policy or procedure, including the Company’s Code of Ethical Business Conduct; or
(4) engaged in any act that is contrary to the best interests of or would expose the Employer, its related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Participant’s actions in accordance with applicable legal and ethical standards.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(d) “Committee” means the Compensation and Management Development Committee of the Board. Each Committee member shall be an outside director within the meaning of Code Section 162(m)(4)(C)(i).
(e) “Company” means Hillenbrand, Inc., and any successor thereto.
(f) “Disability” means, (i) for an Employee who is a party to a written employment agreement with the Employer that defines “disability” or a comparable term at the relevant time, the definition in such employment agreement, and (ii) for all other Employees, the Committee’s good faith determination that the Employee is eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.
(g) “Deferral Election” means an election pursuant to the provisions of the Plan on a form acceptable to the Committee to defer all or a portion of a STIC Award Payment.
(h) “Effective Date” means October 1, 2008.
(i) “Employee” means a common law employee of the Employer.
(j) “Employer” means the Company and/or any Subsidiary.
(k) “Executive” or “Executive Employee” means any Employee who is either the Chief Executive Officer of the Company or an officer who reports directly to the Chief Executive Officer of the Company.
(l) “Fiscal Year” means that fiscal year of the Company, which is the twelve (12)-month period beginning on October 1 and ending on the following September 30.
(m) “Good Reason” means, for an Employee who is a party to a written employment agreement with the Employer at the relevant time, the definition given to such term or a comparable term in such agreement.
(n) “Participant” means, with respect to a Fiscal Year, an Executive to whom the Committee has granted a STIC Award for the year.
(o) “Payment Amount” means the amount of a STIC Award Payment.
(p) “Performance-Based Compensation” means compensation described in Code Section 162(m)(4)(C) that is excluded from “applicable employee remuneration” under Code Section 162(m).
(q) “Performance Measures” means, with respect to a STIC Award, the objective factors used to determine the amount (if any) payable pursuant to the Award. “Performance Measures” shall be based on any of the factors listed below, alone or in combination, as determined by the Committee. Such factors may be applied (i) including or excluding one or more Subsidiaries, (ii) in comparison with plan, budget, or prior performance, and/or (iii) on an absolute basis or in comparison with peer-group performance. The factors that may be used as Performance Measures are (i) return on assets, (ii) return on equity, (iii) net revenue, (iv) operating income, (v) net income, (vi) earnings per share, (vii) income before interest and taxes, and (viii) income before taxes. In establishing Performance Targets for a year, the Committee may provide for appropriate objectively determinable adjustments to any Performance Measure for extraordinary and/or non-recurring items.

(r) “Performance Target” means, with respect to a STIC Award for a Fiscal Year, the objective performance under the Performance Measures for that Fiscal Year that will result in payments under the STIC Award. Performance Targets may differ from Participant to Participant and Award to Award.
(s) “Retirement” means, with respect to a Participant, Termination of Employment after having (i) completed at least five years of continuous service with the Company and/or a Subsidiary and (ii) reached age fifty-five (55). For purposes of the preceding sentence, service with the Company’s predecessor, Hill-Rom Holdings, Inc. (formerly known as Hillenbrand Industries, Inc.) shall be considered service with the Company.
(t) “STIC Award” or “Award” means, with respect to a Participant for a Fiscal Year, an Award under which the amount payable to the Participant (if any) is contingent on the achievement of pre-established Performance Targets during the Fiscal Year.
(u) “STIC Award Payment” means the cash payment under a STIC Award.
(v) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
(w) “Termination of Employment,” or similar uses of the words “Termination” (or a derivation thereof) and “Employment” in close proximity, means complete termination of the employment relationship between a Participant and all Employers.
Section 2.02. Rules of Interpretation. The following rules shall govern in interpreting the Plan:
(a) Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all Awards shall be interpreted in accordance with and governed by the internal laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles, or rules.
(b) All amounts payable under the Plan are intended to constitute Performance-Based Compensation, and the Plan and each Award shall be interpreted and administered to effect such intent.
(c) The Plan and all Awards are intended to comply with the requirements of Code Section 409A, and the Plan and all Awards shall be administered to effect compliance with such intent.
(d) Any reference herein to a provision of law, regulation, or rule shall be deemed to include a reference to the successor of such law, regulation, or rule.
(e) To the extent consistent with the context, any masculine term shall include the feminine, and vice versa, and the singular shall include the plural, and vice versa.
(f) If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts of the Plan, and the Plan shall be interpreted and enforced as if the illegal or invalid provision had never been included herein.

ARTICLE III.
ADMINISTRATION
The Committee shall administer the Plan, and it shall have all powers and authority necessary or appropriate to fulfill its duties hereunder. The Committee shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan. The Committee’s determination as to all matters relating to the Plan shall be final and binding.
ARTICLE IV.
STIC AWARDS
Section 4.01. Selection of Participants. The Committee may, in its sole discretion, grant STIC Awards to one or more Executive Employees as provided in this Article. Nothing herein shall obligate the Committee to grant a STIC Award to any Executive Employee.
Section 4.02. Award Criteria. Within ninety (90) days after the start of each Fiscal Year for which it grants STIC Awards, the Committee shall establish (i) the Performance Measures and Performance Targets applicable to each STIC Award for that Fiscal Year and (ii) an objective formula for computing the Payment Amount based on achievement of the established Performance Targets. The Committee shall have sole discretion to determine the Performance Measures, Performance Targets, and the formula for calculating the Payment Amount. The Committee may establish minimum, target, and maximum Performance Targets, with the Payment Amount based on the level of the Performance Target(s) achieved. Once established, Performance Targets, Performance Measures, and the related formula for determining the Payment Amount shall not be changed; provided, however, the Committee may, in its sole discretion (subject to the provisions of Subsection 4.05(a)), eliminate or decrease the Payment Amount with respect to any Award, based upon such criteria as the Committee deems appropriate. The Committee may impose conditions on the receipt of STIC Award Payments in addition to the achievement of Performance Targets.
Section 4.03. Certification of Performance. As soon as practicable after the Company’s audited financial statements are available for a Fiscal Year, the Committee shall determine the Company’s performance in relation to the Performance Targets for the Fiscal Year and certify in writing the extent to which the Performance Targets were achieved and the Payment Amounts with respect to each STIC Award for the Fiscal Year. The Committee may, in its discretion, utilize the services of an accounting professional in connection with such certification by the Committee.
Section 4.04. STIC Award Payments. The Employer shall pay STIC Award Payments in cash, subject to applicable tax withholding, as determined by the Employer. Except as provided in Section 4.07, STIC Award Payments for a Fiscal Year shall be paid to the Participant (or, if the Participant is deceased, his estate) during the first ninety (90) days after the end such Fiscal Year.

Section 4.05. Termination of Employment.
(a) If a Participant’s Employment Terminates on account of his (i) death, (ii) Disability, (iii) Retirement, (iv) involuntary Termination of Employment without Cause, or, (v) to the extent provided in his employment agreement with the Employer (if any), voluntary Termination of Employment for Good Reason before STIC Award Payments for a Fiscal Year are made, the Participant’s STIC Award Payment, if any, shall first be determined on an interim basis according to the applicable Award formula before considering any discretionary reduction that might be made by the Committee. If the Participant’s Employment Terminated during the Fiscal Year for which the STIC Award Payment is being determined, the interim payment amount (as determined pursuant to the preceding sentence) shall be multiplied by a fraction, the numerator of which is the number of full weeks during which the Participant was employed by an Employer during such Fiscal Year and the denominator of which is 52. If the Participant’s Employment Terminated after the end of the Fiscal Year for which the STIC Award Payment is being determined, the preceding sentence shall not apply and the interim payment amount previously determined as provided above in this Subsection shall not be prorated. The Committee, in its discretion, may then reduce (but not increase) the interim payment amount determined under the preceding provisions of this Subsection by up to one-third in order to arrive at the STIC Award Payment to be made with respect to such Participant. Such payment shall be paid at the same time at which the Participant would have been paid if a Termination of Employment had not occurred with respect to such Participant.
(b) If a Participant’s Employment Terminates for any reason not specified in clauses (i)-(v) of Subsection 4.05(a) before STIC Award Payments for a Fiscal Year are made, the Participant shall forfeit his interest in and shall not receive any such payment for that Fiscal Year.
Section 4.06. Non-Duplication of Payments. Notwithstanding any other provision hereof, if a Participant receives a payment under a change in control or other agreement with the Employer, which payment is identified as or measured by an amount payable under this Plan with respect to a certain Fiscal Year, the Participant shall not be entitled to a payment of a duplicate amount hereunder for that same Fiscal Year.
Section 4.07. Election to Defer of STIC Award Payment. A Participant may elect to defer all or any portion of a STIC Award Payment for a Fiscal Year by submitting a written Deferral Election to the Vice President of Human Resources of the Company before the end of the immediately preceding Fiscal Year. Amounts deferred pursuant to the Deferral Election shall be subject to the terms of the Hillenbrand, Inc. Executive Deferred Compensation Program, as amended from time to time.
Section 4.08. Limitation of Payment Amount. Under no circumstances shall the Payment Amount with respect to any Participant for a Fiscal Year exceed the lesser of (i) three times the Participant’s base salary for the Fiscal Year or (ii) Five Million Dollars.
ARTICLE V.
TERM
The Plan is contingent on approval by the Company’s shareholders, as provided in Section 1.03, and it shall remain in effect until such time as it shall be terminated by the Board or, if earlier, five years after the Effective Date.

ARTICLE VI.
AMENDMENT AND TERMINATION
Except as provided below, the Board may, in its sole discretion, amend or terminate the Plan. No such amendment or termination, however, shall adversely effect any right or obligation with respect to any Award already issued, cause any Participant to incur taxes under Code Section 409A, or cause amounts payable under the Plan to cease to be Performance-Based Compensation. Shareholder approval of an amendment is required to the extent necessary to satisfy applicable legal rules, including the rule set forth in Code Section 162(m).
ARTICLE VII.
MISCELLANEOUS PROVISIONS
Section 7.01. Limitations. No Employee shall have any claim or right (legal, equitable, or other) to be granted an Award, and no person or entity other than the Committee shall have the authority to enter into any agreement with any person for the making or payment of any Award or to make any representation or warranty with respect thereto. Neither the existence of the Plan nor the grant of any Award shall give a Participant any right to be retained in the employ of any Employer or limit the right of any Employer to terminate the employment of any Participant.
Section 7.02. Additional Payments. Nothing in the Plan shall preclude the Company from making additional payments or special awards to Participants outside of the Plan that may or may not constitute Performance-Based Compensation, provided that such payment or award does not affect the qualification of any Payment Amount as Performance-Based Compensation.

HILLENBRAND, INC.

HILLENBRAND, INC.
ONE BATESVILLE BOULEVARD
BATESVILLE, IN 47006-7798

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

HLNBR1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HILLENBRAND, INC.

Your Board of Directors recommends you vote "FOR" Items 1, 2 and 3.

Vote on Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of directors for three year terms expiring in 2012.	O	O	O	____________________

Nominees:

01) William J. Cernugel
02) Eduardo R. Menascé
03) Stuart A. Taylor, II

Vote on Proposals

	For	Against	Abstain
2. Approval of the Hillenbrand, Inc. Short-Term Incentive Compensation Plan for Key Executives.	O	O	O
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	O	O	O

	Yes	No
Please indicate if you plan to attend this meeting.	O	O

Please sign name and title exactly as shown on label on this proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

HILLENBRAND, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

You are cordially invited to attend the Annual Meeting of Shareholders on Wednesday, February 11, 2009.

(Please detach this ticket from your proxy card and bring it with you as identification. Directions to the meeting site are inscribed on this ticket for your convenience. The use of an Admission Ticket is for our mutual convenience, however, your right to attend without an Admission Ticket, upon proper identification, is not affected.)

John R. Zerkle
Secretary

(FOR THE PERSONAL USE OF THE NAMED SHAREHOLDER(S) ON THE BACK - NOT TRANSFERABLE.)

Directions to Hillenbrand, Inc.

Hillenbrand, Inc. is located between Cincinnati, Ohio and Indianapolis, Indiana. Shareholders traveling from the Cincinnati area should take I-74 West towards Indianapolis to Exit 149 (Batesville), and turn left off the exit ramp. Go straight through the 1st stop light to the next light, and turn left at the intersection of State Road 229 and Highway 46.

Shareholders traveling from the Indianapolis area should take I-74 East towards Cincinnati to Exit 149 (Batesville), and turn right off the exit ramp. Go to the 1st stop light and turn left at the intersection of State Road 229 and Highway 46.

To reach Hillenbrand, Inc.'s headquarters, travel on Highway 46, go through three stop lights and turn left onto One Batesville Blvd. Hillenbrand, Inc. is the 2nd office building on One Batesville Blvd.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)

HLNBR2

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on February 11, 2009

The undersigned appoints Ray J. Hillenbrand and Kenneth A. Camp, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned of Hillenbrand, Inc. (the "Company") at the Annual Meeting of Shareholders to be held at the Company's headquarters, One Batesville Boulevard, Batesville, Indiana 47006-7798, on February 11, 2009 at 10:00 a.m., local time (Eastern Standard Time), and at any adjournments of the meeting, on the matters listed on the reverse.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR ITEMS 1, 2, AND 3. IF ANY DIRECTOR NOMINEE SHOULD BE UNABLE TO SERVE, THE SHARES WILL BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS COMES BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS NAMED ABOVE, OR EITHER OF THEM.

This proxy may be revoked at any time before it is exercised.

(continued and to be signed on reverse side)